Exhibit 4.42

Execution Version

OPTION AGREEMENT (49%)

This OPTION AGREEMENT (49%) (“Agreement”) is entered into as of October 3, 2023, by and between ABCO Garden State LLC, a New Jersey limited liability company (the “Company”), and Grown Rogue Unlimited, LLC, an Oregon limited liability company (the “Optionee”). The Company and the Optionee may be referred to herein individually as a “Party” and collectively, as the “Parties”.

RECITALS

A. The Optionee desires to acquire from the Company, and the Company desires to grant to the Optionee, an exclusive option to purchase a membership interest comprised of voting equity in the Company equal to forty-nine percent (49%) of the total equity of the Company on a fully diluted basis (such option, the “Option,” and such interest, the “Subject Interest”) for the purchase price of Ten Thousand Dollars ($10,000) (the “Option Price”) in accordance with the terms of this Agreement.

B. Optionee may exercise the Option upon approval by the New Jersey Cannabis Regulatory Commission (the “CRC”) of the change in ownership of the Company in connection with the Optionee’s purchase of the Subject Interest contemplated by this Agreement (such approval, “CRC Approval”), and notwithstanding the satisfaction or waiver of the conditions to Closing (as defined below) of the Parties hereunder, the Option may only be exercised if and when CRC Approval is obtained, it being understood that if CRC Approval is not so obtained for any reason, Optionee may not exercise the Option, and the Parties shall have the rights and obligations set forth herein.

C. The Company and the Optionee have determined it is in the best interest of the Company to elect for the Company to be taxed as a C corporation, accordingly, prior to the Optionee exercises the Option, the Company shall file IRS Form 8832 and taking all actions legally required to complete the election for the Company to become a C Corporation in order for the Company to issue stock to Optionee upon exercise of the Option, provided, however, the Optionee may, in Optionee’s sole and absolute discretion, waive this condition to exercise the Option.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Defined Terms. Terms used and not defined elsewhere in this Agreement shall have the meanings given to them in this Section 1.

(a) “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b) “Affiliate” shall mean, with respect to any specified Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; or (b) with respect to any natural person, any Family Member or any partnership or trust established for the benefit of a Family Member so long as such entity is controlled by the transferring Member. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, a Person shall not be deemed an “Affiliate” within the meaning of subsection (a) of this definition if such Person is not directly or indirectly controlling, controlled by or under common control with the Person controlling such Person as of the date of this Agreement.

(c) “Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority. For purposes of this Agreement, Applicable Law does not include the Controlled Substances Act, 21 U.S.C. §§ 801, et. seq. or any other federal law or regulation concerning marijuana.

(d) “Closing” means the consummation of the Purchase (as defined below).

(e) “Facility” means the cannabis cultivation facility located in West Deptford, New Jersey and leased by the Company pursuant to that certain lease between the Company and FIVF-III-NJ1, LLC, dated on, or around, June 1, 2023.

(f) “Family Member” shall mean a parent, spouse, any natural or adoptive sibling or any spouse thereof, and any direct lineal descendant (natural or adoptive) of any of the foregoing.

(g) Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, board, official or instrumentality of such government or political subdivision, any regulatory body or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(h) “Member” means any holder of a membership interest of the Company prior to the date of the Company electing to be taxed a C Corporation. Upon electing to be taxed as a C Corporation, a Member will be referred to as a “Stockholder” in all of the Company documents.

(i) “Membership Interest” means the entire ownership interest of a Member in the Company at any particular time, including all economic rights and voting rights of the Member in the Company, the right of such Member to any and all benefits to which a Member may be entitled as provided in the Operating Agreement and under Applicable Law, and the obligations of such Member to comply with all of the terms and provisions set forth in the Operating Agreement and under Applicable Law. Upon electing to be taxed as a C Corporation, Membership Interest will be referred to as “Stock” in all Company documents and all economic rights and voting rights of the Stockholder in the Company, the right of such Stockholder to any and all benefits to which a Stockholder may be entitled as provided in the Stockholders’ Agreement and under Applicable Law, and the obligations of such Stockholder to comply with all of the terms and provisions set forth in the Stockholders’ Agreement and under Applicable Law.

(j) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(k) “Transaction Agreements” means this Agreement, the Stock Purchase Agreement, the Stockholders’ Agreement, and any other agreements, instruments or documents entered into in connection with this Agreement.

2. Option.

2.1 Grant; Payment of Option Price. Subject to the terms and conditions hereof, the Company hereby grants the Option to the Optionee in consideration of the payment of the Option Price. Within five (5) business days following the date of this Agreement, the Optionee shall pay the Option Price to the Company by wire transfer in immediately available funds to a bank account designated by the Company (the “Company Account”).

2.2 Term of Option. The term of the Option (such period, the “Option Period”) shall commence on the date hereof and shall continue in full force and effect until the date that is the earlier to occur of (a) the fifth (5th) anniversary of the date of this Agreement, and (b) thirty (30) days after Optionee

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receives written evidence of (i) CRC Approval (the “Approval Notice”) or (ii) a final non-appealable determination by the CRC that CRC Approval will not be granted (the “Denial Notice”).

2.3 Exercise of Option.

(a) Within ten (10) days after Optionee receives the Approval Notice, the Optionee shall exercise the Option by delivering to the Company written notice thereof (the “Exercise Notice”); provided, that if an Option Default (as defined below) has occurred or is continuing, the Optionee may exercise the Option and deliver the Exercise Notice in its sole and absolute discretion. Upon Optionee’s exercise of the Option, subject to the terms and conditions set forth in this Agreement, the Company agrees to sell, convey, assign, transfer and deliver to the Optionee, and the Optionee agrees to purchase from the Company, the Subject Interest, free and clear of all liens, claims and encumbrances (such purchase, the “Purchase”).

(b) As consideration for the Purchase, together with the Exercise Notice, the Optionee shall deliver to the Company payment in the amount of One Million Three Hundred Ninety Thousand Dollars ($1,390,000) (the “Purchase Price”). Optionee shall, in its sole and absolute discretion, have the right to select one of the following alternatives to pay the Purchase Price to the Company: (a) one hundred percent (100%) in cash or other same day funds, or (b) (i) a mutually agreed to amount in cash or other same day funds, which will be required for the Company to commence operations, and (ii) the balance in the form of a two (2) year promissory note with the payment of monthly interest at 12.5% and a single balloon payment of the principal and any accrued and unpaid interest thereon. Immediately upon the Optionee’s delivery of the Exercise Notice and the Purchase Price to the Company, the Closing shall be deemed to have occurred and the Optionee shall own all right, title and interest in and to the Subject Interest and (i) the Parties shall execute and deliver a stock purchase agreement documenting the purchase of the Subject Interest in the form attached hereto as Exhibit A (the “Stock Purchase Agreement”), (ii) the Parties, together with the current Members of the Company, shall execute and deliver a Stockholders’ Agreement of the Company in the form attached hereto as Exhibit A to the Stock Purchase Agreement (the “Stockholders’ Agreement”), and (iii) each Party shall execute and deliver such additional documents, and take such further actions, as the other Party may reasonably request or as may be reasonably necessary or advisable to further the purposes of this Agreement and the transactions contemplated hereby. The Company and its Members acknowledge and consent to the Option and the Purchase as provided herein and hereby waive any and all rights (including rights of first refusal) and consent or notice requirements in connection therewith.

2.4 Option Default; Denial Notice.

(a) If, during the Option Period or at the time of CRC Approval, an Option Default occurs and is continuing, then (i) the Optionee shall have the right, in its sole discretion, exercised by providing written notice to the Company, (i) to extend the time that the Company has to cure such Option Default (provided that, if CRC Approval has been received, the date by which the Optionee would otherwise be required to deliver the Exercise Notice shall be extended by such amount of time plus ten (10) business days), (ii) to waive such Option Default, in whole or in part, or (iii) to terminate this Agreement and demand that the Company immediately repay the Option Price (and upon such demand, the same shall be at once immediately due and payable) (such repayment, “Repayment”). The foregoing remedies shall be cumulative and may be pursued successively by the Optionee, it being understood that if the Optionee extends the time that the Company has to cure an Option Default, and the Company fails to cure such Option Default to the Optionee’s reasonable satisfaction, then the Optionee may, in its sole discretion, elect to waive such Option Default, in whole or in part, and/or demand Repayment, in whole or in part.

(b) If the Optionee receives a Denial Notice, then the Optionee shall have the right, in its sole discretion, exercised by providing written notice to the Company, (i) to demand Repayment, or (ii) to enter into an alternative arrangement with the Company upon mutual agreement of the Parties.

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3. Option Period; Option Default.

3.1 Conduct of the Business during the Option Period. The business of the Company shall be managed by its board of managers under an annual budget approved by the members and board of managers; provided, that, during the Option Period, unless the action has been agreed to in the annual budget, the Company shall:

(a) not move or relocate any of its assets to any location outside the Company’s current location;

(b) not sell, lease, assign, transfer or otherwise dispose of any of its assets, any part thereof or any interest therein, to any Person, and any attempted sale, lease, transfer or other disposition in violation of this provision shall be null and void;

(c) not grant, create, incur, assume or permit to exist on any of its assets any liens, security interests, mortgages, claims, rights, encumbrances or restrictions of any kind;

(d) defend all claims that may be made against any of its assets;

(e) not incur or have any indebtedness in excess of $5,000, which is outside the ordinary course of business or was not approved in the annual budget;

(f) not make any loan to, or any investment in, any Person or provide any Person with a cash payment in exchange for capital securities, indebtedness or any other security (including, without limitation, any security convertible or exchangeable into or exercisable for any capital securities);

(g) not guaranty or become liable for any obligation of any Person;

(h) not create any subsidiary or Affiliate;

(i) preserve and maintain all of its licenses and permits, and take such further action as is reasonably necessary to obtain all licenses necessary to conduct its business;

(j) not transfer to any Person any conditional or other license or enter into any agreement or understanding to transfer any of the economic benefits of such licenses to any Person, including without limitation, through a management services or similar agreement;

(k) not pay any dividend or distribution to its Members except in connection with the payment of the federal and state tax liability of the Members in accordance with the Company’s operating agreement;

(l) not enter into any contract or agreement that binds the Company to aggregate payments in excess of $10,000, which is outside the ordinary course of business or was not approved in the annual budget;

(m) not enter into any transaction with any holder of the Company’s capital securities or an Affiliate, provided, however, the Optionee acknowledges and agrees that it has consented to (i) the Construction Contract between the Company and Blackwell Construction;

(n) not conduct any business activity other than operating a cannabis business in New Jersey;

(o) not fail to obtain property and liability insurance in amounts and with coverage customary for similar businesses similarly situated or fail to keep in full force and effect such insurance;

(p) not fail to pay required fees, taxes and other amounts due other than amounts being contested in good faith by appropriate proceedings;

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(q) (1) not enter into any merger or consolidation or joint venture, (2) not liquidate, wind-up or dissolve itself, (3) not sell, convey, transfer, assign, lease, abandon or otherwise dispose (including in a sale and leaseback) (in one transaction or in a series of transactions), voluntarily or involuntarily, any of its assets (tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse) other than sales of inventory in the ordinary course of business, or (4) not acquire all or substantially all of the assets constituting a business, division, branch or other unit of operation of any Person;

(r) not make or commit to make any capital expenditures other than capital expenditures made in connection with operating a cannabis cultivation business or which was within the ordinary course of business or was approved in the annual budget;

(s) not create, or authorize the creation of, or issue or obligate itself to issue any membership interest, or any other equity security of the Company or any security convertible into or exercisable or exchangeable for a membership interest or other equity security of the Company to any Person or admit any additional members or substitute members;

(t) not create, or hold capital securities in, any subsidiary, or sell, transfer or otherwise dispose of any capital securities of any direct or indirect subsidiary, grant any right to acquire any capital securities or voting interest in any direct or indirect subsidiary, or permit any direct or indirect subsidiary to issue any capital securities or sell, lease, transfer, exclusively license or otherwise dispose of (in a single transaction or series of related transactions) all or substantially all of the assets of such subsidiary to any Person;

(u) not fail to comply with Applicable Law (including, without limitation, CRC regulations);

(v) through any representative or otherwise, (1) not provide any information or make any proposal or request to any Person other than the Optionee concerning the sale of any membership interest or other security of the Company or any assets of the Company, (2) not solicit, discuss, consider, or accept any proposal or request from any Person other than the Optionee concerning such an acquisition, and (3) promptly inform the Optionee in writing of any proposal or request in connection with the foregoing;

(w) permit the Optionee to inspect the Facility, assets, books and records, contracts and other documents and data of the Company, furnish any financial information of the Company reasonably requested by the Optionee, and cooperate with the Optionee in its investigation;

(x) use the proceeds from payment of the Option Price for any purpose other than (i) to fund the construction and operating expenses of the Facility or payment of expenses of the Company, which were approved in the annual budget, or (ii) to reimburse Caitlin Blackwell in the amount of $100,000 for expenses previously incurred in connection with the Company; and

(y) notify the Optionee of (1) any notice or other communication from any Governmental Authority, (2) any Action commenced or threatened against the Company, (3) any failure by the Company to perform the obligations set forth in this Section 3.1.

3.2 Option Default. The failure of the Company to perform any of the obligations set forth in Section 3.1 shall constitute an “Option Default” hereunder.

4. Miscellaneous.

4.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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4.2 Governing Law. This Agreement shall be governed by the internal laws of the State of New Jersey without regard to conflict of law principles that would result in the application of any law other than the law of the State of New Jersey.

4.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4 Interpretation. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement. Whenever used in this Agreement the singular shall include the plural, and vice versa, and the use of any gender shall include all genders and the neuter, whenever appropriate. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and their respective successors and assigns any rights, remedies, obligation or liabilities under or by reason of this Agreement. No provision of this document is to be interpreted for or against any Party because that Party or Party’s legal representative drafted it. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

4.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 0. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Stuart H. Sorkin, Business and Legal Advisors, LLC, 7811 Montrose Road Suite 500, Potomac, Maryland 20816 (stuart@businessandlegaladvisors.com), and if notice is given to the Optionee, a copy (which copy shall not constitute notice) shall also be given to Greenspoon Marder LLP, 227 West Monroe Street, Suite 3950, Chicago, IL 60606, Attn: Irina Dashevsky, Esq. (irina.dashevsky@gmlaw.com).

4.6 No Finder’s Fees. Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Optionee agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Optionee or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Optionee from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

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4.7 Fees and Expenses. Each Party shall be responsible for the payment of any and all fees and expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby.

4.8 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such Party may be entitled¸ provided, however, if a decision is partially in favor of both Parties, then the Parties will each pay a pro rata portion of the costs and expenses based upon such partial award.

4.9 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Optionee. Any amendment or waiver effected in accordance with this Section 4.8 shall be binding upon the Optionee and each transferee of the Subject Interest, each future holder of all such securities, and the Company. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

4.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced under any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

4.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement upon any breach or default of any other Party under this Agreement shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

4.12 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

4.13 Termination of Obligations. The Optionee shall have the right to terminate its obligations hereunder, if prior to the occurrence thereof, the Company applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (iii) makes an assignment for the benefit of creditors, (iv) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or

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answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (v) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code

4.14 Dispute Resolution.

(a) In the event of any dispute or disagreement between the Parties as to the interpretation of any provision of this Note, the Parties shall promptly meet in a good faith effort to resolve the dispute or disagreement. If the Parties do not resolve such dispute or disagreement within thirty (30) calendar days, each Party shall be free to exercise the remedies available to it specifically provided by this Note.

(b) The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Note shall properly and exclusively lie in any state court located in the State of New Jersey, County of Gloucester. By execution and delivery of this Note, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in any such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS NOTE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

4.15 Specific Performance. The Company acknowledges that the Subject Interest is unique and cannot be obtained by Optionee except from the Company and for that reason, among others, Optionee will be irreparably damaged in the absence of the consummation of this Agreement. Therefore, in addition to any other remedy under law or equity, Optionee shall be entitled to an injunction or specific performance of this Agreement, without the need to post a bond or other security, to prove any actual damage or to prove that money damages would not provide an adequate remedy. The Company agrees that it will not oppose the granting of any injunction or specific performance of this Agreement on the basis that Optionee has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or at equity.

4.16 Limitation of Liability. Notwithstanding any provision of this Agreement to the contrary, neither Party will be entitled in connection with any breach or violation of this Agreement to recover any punitive, exemplary or other special damages or any indirect, incidental or consequential damages, including without limitation damages relating to loss of profit, business opportunity or business reputation, except in each case if and to the extent such damages are claimed by a third party in connection with a matter that is the subject of an indemnification claim asserted under this Agreement. Each Party, as a material inducement to the other Party to enter into and perform its obligations under this Agreement, hereby expressly waives its right to assert any claim relating to such damages and agrees not to seek to recover such damages in connection with any claim, action, suit or proceeding relating to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

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4.17 Further Assurances. Each Party agrees to execute and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the other Party may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

4.18 Public Announcements. Neither Party nor any of its Affiliates or representatives shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except if and to the extent that such Party is required to make any public disclosure or filing regarding the subject matter of this Agreement (i) by Applicable Law, (ii) pursuant to any rules or regulations of any securities exchange on which the securities of such Party or any of its Affiliates are listed or traded, or (iii) in connection with enforcing its rights under this Agreement.

[Remainder of Page Left Blank – Signatures Follow]

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IN WITNESS WHEREOF, the Parties have executed this Option Agreement (49%) as of the date first written above.

COMPANY:

ABCO GARDEN STATE LLC, a New Jersey limited liability company

By:	/s/ Caitlin Blackwell
Name:	Caitlin Blackwell
Title:	Manager

Address:	5 N. Cambridge Ave. Ventnor, NJ 08406
Email:	cateblackwell3@gmail.com

OPTIONEE:

GROWN ROGUE UNLIMITED, LLC, an Oregon limited liability company

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Manager

Address:	550 Airport Road Medford, OR 97501
Email:	obie@grownrogue.com

[Signature Page to Option Agreement (49%)]

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EXHIBIT A

Stock Purchase Agreement

[Attached]

Execution Version

STOCK PURCHASE AGREEMENT

by and between

GROWN ROGUE UNLIMITED LLC

and

ABCO GARDEN STATE LLC

STOCK PURCHASE AGREEMENT

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	3.9	Residence	12
	3.10	Cannabis Activity	12
	3.11	Litigation	12
	3.12	Confidentiality of Company’s Documents	13
	3.13	Financial Capacity	13
	3.14	Indebtedness	13
	3.15	Company Permits. Purchaser represents that Purchaser knows of no reason that Purchaser will not qualify for the Company Permits	13
	3.16	Disclosure	13

4.	Conditions to the Purchaser’s Obligations at Closing		13
	4.1	Representations and Warranties	13
	4.2	Performance	13
	4.3	Qualifications	13
	4.4	Stockholders’ Agreement	13
	4.5	Proceedings and Documents	14

5.	Conditions of the Company’s Obligations at Closing		14
	5.1	Representations and Warranties	14
	5.2	Performance	14
	5.3	Qualifications	14
	5.4	Transaction Agreements	14

6.	Miscellaneous		14
	6.1	Survival of Warranties	14
	6.2	Successors and Assigns	14
	6.3	Governing Law	14
	6.4	Counterparts	15
	6.5	Interpretation	15
	6.6	Notices	15
	6.7	No Finder’s Fees or Commissions	16
	6.8	Fees and Expenses	16
	6.9	Attorneys’ Fees	16
	6.10	Amendments and Waivers	16
	6.11	Severability	16
	6.12	Delays or Omissions	16
	6.13	Entire Agreement	17
	6.14	Termination of Closing Obligations	17
	6.15	Dispute Resolution	17
	6.16	Limitation of Liability	18
	6.17	Further Assurances	18
	6.18	Public Announcements	18

Exhibit A -	Stockholders’ Agreement of ABCO Garden State LLC
Exhibit B -	Disclosure Schedule

ii

Execution Version

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is entered into as of _________ __, 20__, by and between ABCO Garden State LLC, a New Jersey limited liability company (the “Company”), and Grown Rogue Unlimited, LLC, an Oregon limited liability company (the “Purchaser”). The Company and the Purchaser may be referred to herein individually as a “Party” and collectively, as the “Parties”.

RECITALS

A. The Parties have heretofore entered into that certain Option Agreement (the “Option Agreement”), pursuant to which the Company has granted to the Purchaser the exclusive right and option to purchase from the Company voting stock in the Company equal to forty-nine percent (49%) of the issued and outstanding Stock (as defined below) on a fully diluted basis (the “Purchased Stock”) for the Option Price (as defined in the Option Agreement).

B. The Purchaser has obtained CRC Approval (as defined in the Option Agreement), and in accordance with the Option Agreement, the Purchaser has exercised the Option (as defined in the Option Agreement).

C. The Company, existing members and the Purchaser have determined it is in the best interest of the Company for the Company to elect to be taxed as a C corporation, accordingly, prior to the Purchaser exercises the Option Agreement, the Company shall file IRS Form 8832 and taking all actions legally required to complete the election for the Company to become a C Corporation in order for the Company to issue stock to the Purchaser upon exercise of the Option Agreement, provided, however, the Purchaser may, in Purchaser’s sole and absolute discretion, waive this condition to exercise the Option Agreement.

D. The Parties now desire to consummate the purchase of the Purchased Stock in accordance with the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Purchase and Sale of Purchased Stock.

1.1 Sale and Issuance of Purchased Stock.

(a) Upon the Closing (as defined below), the Company and all of its Stockholders, (as defined below), which shall include the Purchaser, shall execute the Stockholders’ Agreement of the Company in the form attached hereto as Exhibit A (the “Stockholders’ Agreement”) to authorize the issuance of the Purchased Stock of the Company as contemplated by this Agreement and to provide for the rights, duties, and obligations of the Stockholders to the Company.

(b) Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing, and the Company agrees to sell and issue to Purchaser at the Closing, the Purchased Stock in consideration of the purchase price of One Million Three Hundred Ninety Thousand Dollars ($1,390,000) (the “Purchase Price”).

1.2 Closing; Delivery.

(a) The purchase and sale of the Purchased Stock shall take place remotely via the exchange of documents and signatures within thirty (30) days following receipt of written evidence of CRC Approval, or at such other time and place as the Company and the Purchaser mutually agreed upon, orally or in writing (which time and place are designated as the “Closing”).

(b) At the Closing, the Company shall issue the Purchased Stock as evidenced on the Stockholders Schedule attached to the Stockholders’ Agreement in consideration of the Purchaser’s payment of the Purchase Price. The Purchaser shall, in its sole and absolute discretion, have the right to select one of the following alternatives to pay the Purchase Price to the Company: (a) one hundred percent (100%) in cash or other same day fund, or (b) (i) a mutually agreed to amount in cash or other same day funds, which will be required for the Company to commence operations, and (ii) the balance in the form of a two (2) year promissory note with the payment of monthly interest at 12.5% and a single balloon payment of the principal and any accrued and unpaid interest thereon.

1.3 Use of Proceeds. In accordance with the directions of the Company’s Board of Directors (as defined below), as it shall be constituted in accordance with the Stockholders’ Agreement, the Company shall use the proceeds from the Option and sale of the Purchased Stock (i) to fund the construction and operating expenses of a cannabis cultivation facility located in West Deptford, New Jersey and leased by the Company pursuant to that certain lease between the Company and FIVF-III-NJ1, LLC, dated on, or around, June 1, 2023, and/or (ii) to reimburse Caitlin Blackwell in the amount of $100,000 for expenses previously incurred in connection with the Company.

1.4 Defined Terms Used in this Agreement. Terms used and not defined elsewhere in this Agreement shall have the meanings given to them in this Section 1.4.

(a) “Affiliate” shall mean, with respect to any specified Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; or (b) with respect to any natural person, any Family Member or any partnership or trust established for the benefit of a Family Member so long as such entity is controlled by the transferring Stockholder. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, a Person shall not be deemed an “Affiliate” within the meaning of subsection (a) of this definition if such Person is not directly or indirectly controlling, controlled by or under common control with the Person controlling such Stockholder as of the date of this Agreement.

(b) “Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority. For purposes of this Agreement, Applicable Law does not include the Controlled Substances Act, 21 U.S.C. §§ 801, et. seq. or any other federal law or regulation concerning marijuana.

(c) “Board of Directors” means the Company’s board of Directors.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and in any and all such cases that are owned or used by the Company in the conduct of the business of the Company as now conducted and as presently proposed to be conducted.

(f) “Director” means a member of the Board of Directors.

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(g) “Family Member” shall mean a parent, spouse, any natural or adoptive sibling or any spouse thereof, and any direct lineal descendant (natural or adoptive) of any of the foregoing.

(h) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, board, official or instrumentality of such government or political subdivision, any regulatory body or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(i) “Knowledge” including the phrase “to the Company’s knowledge” means, with regard to the Company and its Affiliates, the actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course of the following officers: Caitlin Blackwell and Ashley Bohan.

(j) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

(k) “Non-Voting Stock” shall mean the Company’s non-voting common stock where such Stockholder who has a right to receive dividends and other distributions from the Company on a pro-rata basis of the number of shares of Non-Voting Stock divided by the total amount of issued and outstanding stock and any other rights, duties and obligations of a Stockholder who holds Non-Voting Stock as described in the Company’s organizational documents or Stockholders’ Agreement, but shall not include any other rights of a Stockholder, including, without limitation, the right to vote or participate in management of the Company or, except as required by the Act, to receive information concerning the Company.

(l) “Stockholder” means any holder of Stock of the Company.

(m) “Stock” shall mean all of the Voting Stock and Non-Voting Stock which is either authorized or issued and outstanding as the context requires and includes any class of stock subsequently established by the Agreement. Furthermore, the Company and Stockholders shall mutually agree to the terms and conditions for each class of stock and the amount of authorized, issued, and outstanding stock to be issued as the Purchased Stock and for any subsequent issued stock as described in the Company’s organizational documents or the Stockholders’ Agreement.

(n) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(o) “Purchaser” has the meaning set forth in the Preamble.

(p) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(q) “Stockholders’ Agreement” shall have the meaning set forth in Section 1.1(a).

(r) “Transaction Agreements” means this Agreement, the Stockholders’ Agreement, and any other agreements, instruments or documents entered into in connection with this Agreement.

(s) Voting Stock” shall mean the Company’s voting common stock where such Stockholder who has a right to receive dividends and other distributions from the Company on a pro-rata basis of the number of shares of Voting Stock divided by the total amount of issued and outstanding

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stock vote on all actions requiring a vote of the Stockholders based upon number of shares of Voting Stock divided by the total amount of issued and outstanding Voting Stock and any other rights, duties and obligations of a Stockholder who holds Voting Stock as described in the Company’s organizational documents or the Stockholders’ Agreement.

2. Representations and Warranties of the Company. If the Closing occurs, the Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit B to this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1 Organization, Good Standing, Power, and Qualification. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 Capitalization.

(a) Section 2.2(a) of the Disclosure Schedule sets forth the capitalization of the Company immediately prior to the Closing.

(b) Section 2.2(b) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing, including the Stock that will be issued and outstanding immediately after the Closing. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no outstanding options, warrants, profits interests, rights (including conversion or preemptive rights, rights of first refusal, or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Stock or any securities convertible into or exchangeable for Stock.

(c) Except as provided in the Stockholders’ Agreement, there are no agreements concerning the Stock or any options exercisable for Stock that contain a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any options, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in Section 2.2(c) of the Disclosure Schedule, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its Stock.

2.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

2.4 Authorization. All company action required to be taken by the Company’s Board of Directors and Stockholders in order to authorize the Company to enter into the Transaction Agreements and to issue the Purchased Stock at the Closing has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Purchased Stock has been taken. The Transaction Agreements, when executed

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and delivered by the Company (and assuming execution and delivery by the Purchaser), shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; or (c) to the extent the indemnification provisions contained in the Stockholders’ Agreement may be limited by applicable federal or state securities laws.

2.5 Valid Issuance of Purchased Stock. The Purchased Stock, when issued in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws, and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the filings described in Section 2.6 below, the Purchased Stock will be issued in compliance with all applicable federal and state securities laws.

2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except the CRC Approval and filings pursuant to Regulation D of the Securities Act and applicable state securities laws, which have been made or will be made in a timely manner.

2.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s Knowledge, currently threatened in writing or verbally (a) against the Company or any officer or Director of the Company arising out of their employment or managerial relationship with the Company; (b) that questions the validity of the Transaction Agreements or the right of the Company to enter into or to consummate the transactions contemplated by the Transaction Agreements; or (c) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company, nor any of its officers or Directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality (in the case of officers or Directors, such as would affect the Company). There is no action, suit, proceeding, or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings, or investigations pending or threatened in writing (or any basis therefor to the Company’s Knowledge) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8 Intellectual Property.

(a) The Company owns or possesses, or believes it can acquire on commercially reasonable terms, sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

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(b) To the Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other Person.

(c) Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances, or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, inbound or outbound licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(d) The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(e) Each employee and consultant of the Company and their respective Affiliates has assigned, or as of the Closing, will have assigned, to the Company all intellectual property rights such Person owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants.

(f) Section 2.8(f) of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company.

(g) To the Company’s Knowledge, the Company has not embedded any open source, copyleft, or community source code in any of its products generally available or in development, including, but not limited to, any libraries or code licensed under any General Public License, Lesser General Public License, or similar license arrangement.

2.9 Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Certificate of Formation, the Stockholders’ Agreement, or any other organizational document, each as may have been amended; (b) of any instrument, judgment, order, writ or decree; (c) under any note, indenture or mortgage; (d) under any lease, agreement, contract, or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule; or (e) of any provision of any Applicable Law, the violation of which would have a Material Adverse Effect. The execution, delivery, and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10 Agreements; Actions.

(a) Except for the Transaction Agreements and as set forth in Section 2.10(a) of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts, or proposed transactions to which the Company is a party or by which it is bound that involve: (i) obligations

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(contingent or otherwise) of, or payments to, the Company in excess of $10,000; (ii) the license of any patent, copyright, trademark, trade secret, or other proprietary right to or from the Company; (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market, or sell such products or services; or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b) Except as set forth in Section 2.10(b) of the Disclosure Schedule, the Company has not: (i) declared or paid any dividends, or authorized or made any distribution, upon or with respect to any class or series of its securities; (ii) incurred any indebtedness for money borrowed or incurred any other liabilities either (A) individually in excess of $10,000 or (B) in excess of $50,000 in the aggregate; (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses; or (iv) sold, exchanged, or otherwise disposed of any of its assets or rights, other than the sale of inventory in the ordinary course of business. For the purposes of subsections (a) and (b) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts, and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d) The Company has not engaged in the past three (3) months in any discussion with any representative of any Person regarding (i) a sale or exclusive license of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another Person.

2.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees; and (ii) the Transaction Agreements, there are no current agreements, understandings, or proposed transactions between the Company and any of its officers, Directors, consultants, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its Directors, officers, or employees or to their respective spouses or children or to any Affiliate of any of the foregoing other than in connection with expenses or advances of expenses incurred in the ordinary course of business. None of the Company’s Directors, officers, or employees, or any stockholders of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s Knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors; (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that Directors, officers, employees or Stockholders of the Company may own securities in (but not exceeding two percent (2%) of the outstanding securities of) publicly traded companies that may compete with the Company; or (iii) financial interest in any contract with the Company.

2.12 Voting Rights. Except for the Stockholders’ Agreement, no Stockholder of the Company has entered into any agreements with respect to the voting of Stock of the Company.

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2.13 Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans, and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims, or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.14 Material Liabilities. The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the date of formation in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

2.15 Changes. To the Company’s Knowledge, since its formation, there have been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect.

2.16 Employee Matters.

(a) None of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, which would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for the Company to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(c) The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.16(c)(i) of the Disclosure Schedule or as required by Applicable Law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16(c)(ii) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d) The Company has not made any representations regarding equity incentives to any officer, employees, Director, or consultant that are inconsistent with the amounts and terms set forth in the Stockholders’ Agreement.

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(e) Section 2.16 of the Disclosure Schedule sets forth each employee benefit plan maintained, established, or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all Applicable Laws for any such employee benefit plan.

(f) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment, or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives, or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s Knowledge, threatened, which would have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(g) To the Company’s Knowledge, no Director of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17 Tax Returns and Payments. There are no federal, state, county, local, or foreign taxes dues and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local, or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local, and foreign tax returns required to have been filed by it, and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18 Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19 Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the Purchasers or their respective counsel (the “Confidential Information Agreements”). No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement.

2.20 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business, the lack of which would reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

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2.21 Company Documents. The Company’s Certificate of Formation and Stockholders’ Agreement are in the form provided to the Purchaser. The Company has provided to the Purchaser copies of any actions by written consent without a meeting of the Board of Directors and the Stockholders.

2.22 Data Privacy. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in Applicable Laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been in compliance with (i) all Applicable Laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company’s privacy policies, and (iii) the requirements of any contract or codes of conduct, by which the Company is bound. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company such that Privacy Requirements require or required the Company to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company’s confidential information or trade secrets that reasonably would be expected to result in a Material Adverse Effect.

2.23 Governmental Approvals and Compliance. The Company possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. The Company has not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither the Company nor, to the Company’s Knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Authority, (ii) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Authority. The Company is and has been in compliance with all applicable laws administered or issued by the FDA or any similar Governmental Authority, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Company, or complaint handling or adverse event reporting.

2.24 Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Purchased Stock. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

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3. Representations and Warranties of the Purchaser. If the Closing occurs, the Purchaser hereby represents and warrants to the Company that, as of the Closing:

3.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser (and assuming the execution and delivery thereof by the Company), will constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; or (b) to the extent the indemnification provisions contained in the Stockholders’ Agreement may be limited by applicable federal or state securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Purchased Stock to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participations to such Person or to any third Person, with respect to the Purchased Stock. The Purchaser has not been formed for the specific purpose of acquiring the Purchased Stock.

3.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs, and the terms and conditions of the offering of the Purchased Stock with the Company’s management and has had an opportunity to review the Company’s facilities. In addition, the Company has made available to the Purchaser all information and documents requested by the Purchaser. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.4 Restricted Securities. The Purchaser understands that the Purchased Stock has not been, and will not be, registered under the Securities Act and State Securitities Law Lw, by reason of a specific exemption from the registration provisions of the Securities Act or State Securities Laws,which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Purchased Stock is a “restricted security” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Purchased Stock indefinitely unless it is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Purchased Stock. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Purchased Stock, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. The Purchaser understands that no public market now exists for the Purchased Stock, and that the Company has made no assurances that a public market will ever exist for the Purchased Stock.

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3.6 Legends. The Purchaser understands that, if certificated the Purchased Stock may bear one or all of the following legends:

(a)	“THE STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS AGREEMENT BY AND AMONG THE STOCKHOLDERS OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, GIFT, PLEDGE, ENCUMBRANCE, HYPOTHECATION, OR OTHER DISPOSITION OF THE STOCK REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

THE STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, GIFTED, PLEDGED, ENCUMBERED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.”

(b) Any legend set forth in, or required by, the other Transaction Agreements; and

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Purchased Stock represented by the certificate so legended.

3.7 Accredited Investor. The Purchaser is an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8 No General Solicitation. Neither the Purchaser, nor any of its equity holders, directors, managers, officers, employees, agents, or partners has either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Purchased Stock.

3.9 Residence. The address of the principal place of business of the Purchaser is set forth on the signature page hereto.

3.10 Cannabis Activity. The Purchaser acknowledges that (i) cannabis and THC-related products are identified as a Schedule I Drug under the United States Controlled Substances Act and are therefore illegal under federal law, and that the Company’s business is directly or indirectly engaging in, the cultivation, manufacture, distribution, processing, and/or transportation of cannabis, (ii) activities relating to cannabis are highly regulated in jurisdictions which provide a regulatory structure for the legal (for their jurisdiction) ownership and operation of a business operating in the cannabis business, and (iii) certain regulations may require disclosure of personal information about the owners of, and others with a financial interest in, a cannabis business.

3.11 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Purchaser’s Knowledge, currently threatened in writing or verbally (a) against the Purchaser or any officer or Director of the Purchaser arising out of their employment or managerial relationship with the Purchaser; (b) that questions the validity of the Transaction Agreements

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or the right of the Purchaser to enter into or to consummate the transactions contemplated by the Transaction Agreements; or (c) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Purchaser, nor any of its officers or Directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality (in the case of officers or Directors, such as would affect the Purchaser). There is no action, suit, proceeding, or investigation by the Purchaser pending or which the Purchaser intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings, or investigations pending or threatened in writing (or any basis therefor to the Purchaser’s Knowledge) involving the prior employment of any of the Purchaser’s employees, their services provided in connection with the Purchaser’s business, any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

3.12 Confidentiality of Company’s Documents. If the transactions contemplated by this Agreement shall not be consummated, confidence shall be maintained and, upon written request from the Company to Purchaser, all documents furnished to Purchaser in connection with the Agreement shall immediately be returned to the Party which furnished the particular document to Purchaser.

3.13 Financial Capacity. At the Closing, Purchaser will have sufficient capitalization and the financial ability to perform fully its obligations under this Agreement.

3.14 Indebtedness. Purchaser has no Knowledge of any past, current, or pending indebtedness that would prevent Purchaser from fully performing its payment obligations under this Agreement. The Purchaser is current on all payment of all its existing indebtedness and the Purchaser has no Knowledge of any current or pending defaults under any of its indebtedness.

3.15 Company Permits. Purchaser represents that Purchaser knows of no reason that Purchaser will not qualify for the Company Permits.

3.16 Disclosure. The Purchaser has made available to the Company all the information reasonably available to the Purchaser that the Company has requested for deciding whether to acquire the Purchased Stock. It is understood that this representation is qualified by the fact that the Purchaser has not delivered to the Company, and has not been requested to any written disclosure of the types of information customarily furnished to the seller of securities.

4. Conditions to the Purchaser’s Obligations at Closing. The obligation of the Purchaser to purchase the Purchased Stock at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing.

4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

4.3 Qualifications. All authorizations, approvals or permits of any Governmental Authority of the United States or of any state that are required in connection with the lawful issuance and sale of the Purchased Stock pursuant to this Agreement including, without limitation, the CRC Approval, shall be obtained and effective as of the Closing.

4.4 Stockholders’ Agreement. The Company and its Stockholders shall have executed the Stockholders’ Agreement on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

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4.5 Proceedings and Documents. All company and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents shall include a good standing certificate for the Company.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell the Purchased Stock to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all respects as of the Closing.

5.2 Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 Qualifications. All authorizations, approvals or permits of any Governmental Authority of the United States or of any state that are required in connection with the lawful issuance and sale of the Purchased Stock pursuant to this Agreement including, without limitation, the CRC Approval, shall be obtained and effective as of the Closing.

5.4 Transaction Agreements. The Purchaser shall have executed and delivered the Transaction Agreements.

6. Miscellaneous.

6.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties hereto, whether by operation of law or otherwise; provided, however, that upon notice to the Seller and without releasing Buyer from any of its obligations or liabilities hereunder Purchaser may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of Purchaser or any Person with or into which Purchaser or any parent company of Purchaser merges or consolidates. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on the Parties. Any attempted assignment in violation of this Section 6.2 shall be null and void.

6.3 Governing Law. This Agreement is governed by and will be construed, interpreted and enforced in accordance with the laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule. Each Party agrees and acknowledges that it is not making, will not make, nor shall be deemed to make or have made, any representation or warranty of any kind regarding the compliance of this Agreement with any Federal Cannabis Laws (as defined below). Neither Party shall have any right of rescission, to declare a breach or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of

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applicable state law. “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale or possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960, and the regulations and rules promulgated under any of the foregoing.

6.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5 Interpretation. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement. Whenever used in this Agreement the singular shall include the plural, and vice versa, and the use of any gender shall include all genders and the neuter, whenever appropriate. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and their respective successors and assigns any rights, remedies, obligation or liabilities under or by reason of this Agreement. No provision of this document is to be interpreted for or against any Party because that Party or Party’s legal representative drafted it. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

6.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Stuart H. Sorkin, Business and Legal Advisors, LLC, 7811 Montrose Road Suite 500, Potomac, Maryland 20816 (stuart@businessandlegaladvisors.com), and if notice is given to the Purchaser, a copy (which copy shall not constitute notice) shall also be given to Greenspoon Marder LLP, 227 West Monroe Street, Suite 3950, Chicago, IL 60606, Attn: Irina Dashevsky, Esq. (irina.dashevsky@gmlaw.com).

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6.7 No Finder’s Fees or Commissions. Except as set forth in Section of the Disclsoure Schedule, each Party represents that, in connection with the Company or this transaction, it neither is nor will be obligated for any finder’s fee, commission or any other payment or compensation in the form of equity or any other interest in the Company (collectively, a “Transaction Payment”). The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any Transaction Payment (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, members, stockholders, directors, managers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any Transaction Payment (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, members, stockholders, directors, managers, employees or representatives is responsible.

6.8 Fees and Expenses. Each Party shall be responsible for the payment of any and all fees and expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby.

6.9 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such Party may be entitled, provided, however, if a decision is partially in favor of both Parties, then the Parties will each pay a pro rata portion of the costs and expenses based upon such partial award.

6.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon the Purchaser and each transferee of the Purchased Stock, each future holder of all such securities, and the Company. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

6.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced under any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement upon any breach or default of any other Party under this Agreement shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not

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alternative. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Whenever a period of time is herein prescribed for action to be taken by either Party, such Party shall not be in default or incur any liability to the other Party for any losses or damages of any nature for any failure or delay in the performance of their obligations under this Agreement arising out of or caused by, directly or indirectly due to epidemics/pandemics (including COVID-19); quarantines; governmental declaration(s) of emergency; closings of or delays in related government and business services such as land records, lenders and title/escrow, strikes, riots, acts of God, war or any other causes of any kind which are beyond the reasonable control of such Party (collectively “Unforeseeable Event”).

6.13 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

6.14 Termination of Closing Obligations. The Purchaser shall have the right to terminate its obligations to complete the Closing, if prior to the occurrence thereof, the Company applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (iii) makes an assignment for the benefit of creditors, (iv) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (v) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code.

6.15 Dispute Resolution.

(a) In the event of any dispute or disagreement between the Parties as to the interpretation of any provision of this Note, the Parties shall promptly meet in a good faith effort to resolve the dispute or disagreement. If the Parties do not resolve such dispute or disagreement within thirty (30) calendar days, each Party shall be free to exercise the remedies available to it specifically provided by this Note.

(b) The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Note shall properly and exclusively lie in any state court located in the State of New Jersey, County of Gloucester. By execution and delivery of this Note, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in any such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS NOTE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

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6.16 Limitation of Liability. Notwithstanding any provision of this Agreement to the contrary, neither Party will be entitled in connection with any breach or violation of this Agreement to recover any punitive, exemplary or other special damages or any indirect, incidental or consequential damages, including without limitation damages relating to loss of profit, business opportunity or business reputation, except in each case if and to the extent such damages are claimed by a third party in connection with a matter that is the subject of an indemnification claim asserted under this Agreement. Each Party, as a material inducement to the other Party to enter into and perform its obligations under this Agreement, hereby expressly waives its right to assert any claim relating to such damages and agrees not to seek to recover such damages in connection with any claim, action, suit or proceeding relating to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

6.17 Further Assurances. Each Party agrees to execute and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the other Party may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

6.18 Public Announcements. Neither Party nor any of its Affiliates or representatives shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except if and to the extent that such Party is required to make any public disclosure or filing regarding the subject matter of this Agreement (i) by Applicable Law, (ii) pursuant to any rules or regulations of any securities exchange on which the securities of such Party or any of its Affiliates are listed or traded, or (iii) in connection with enforcing its rights under this Agreement.

[Remainder of Page Left Blank – Signatures Follow]

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

COMPANY:

ABCO GARDEN STATE LLC, a New Jersey limited liability company

By:
Name:	Caitlin Blackwell
Title:	Director

Address:	5 N. Cambridge Ave. Ventnor, NJ 08406
Email:	cateblackwell@gmail.com

PURCHASER:

GROWN ROGUE UNLIMITED, LLC, an Oregon limited liability company

By:
Name:	J. Obie Strickler
Title:	Director

Address:	550 Airport Road Medford, OR 97501
Email:	obie@grownrogue.com

[Signature Page to Stock Purchase Agreement]

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EXHIBIT A

Stockholders’ Agreement of ABCO Garden State LLC

[Attached]

Execution Version

STOCKHOLDERS’ AGREEMENT

OF

ABCO GARDEN STATE LLC

This STOCKHOLDERS’ AGREEMENT (“Agreement”) of ABCO Garden State LLC, a New Jersey limited liability company (the “Company”), is entered into as of _________ __, 20__ (the “Effective Date”), by and among the Company and the Parties are set forth on Schedule 1 to this Agreement (the “Stockholders Schedule”) (each, a “Stockholder” and collectively, the “Stockholders”). The Company and the Stockholders are collectively referred to as “Parties” and in the singular “Party”.

RECITALS

A. The then-existing members have previously entered into that certain Operating Agreement for ABCO Garden State LLC, dated as of March 25, 2023 (the “Previous Agreement”).

B. The then-existing members have determined it is in the best interest of the Company to elect for the Company to be taxed as a C corporation by filing IRS Form 8832 on _________ __, 20__ (“Election”).

C. The Company and Grown Rogue Unlimited, LLC, an Oregon limited liability company (the “Investor Stockholder”) have heretofore entered into that certain Stock Purchase Agreement, dated as of _________ __, 20__ (together with any purchase agreement subsequently entered into by the Company and the Investor Stockholder, the “Purchase Agreement”), pursuant to which the Company is issuing and selling to the Investor Stockholder Voting Stock (as defined below) in the Company which shall represent forty-nine percent (49%) of the Company’s issued and outstanding Stock (as defined below) on a fully diluted basis (together with any Stock subsequently purchased by the Investor Stockholder, the “Purchased Stock”).

D. The Stockholders desire to enter into this Agreement to amend and restate the Previous Agreement, to provide for the management of the business and affairs of the Company and to define the rights and obligations of the Stockholders.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and representations set forth herein, and intending to be legally bound, the Parties hereto set forth the agreement for the Company under the laws of the State of New Jersey upon the terms and subject to the conditions of this Agreement.

ARTICLE 1

DEFINITIONS

The following terms shall have the meanings set forth below for purposes of this Agreement:

“Accounting Period” shall mean, for the first Accounting Period, the period commencing on the Effective Date and ending on the next Adjustment Date; and for each subsequent Accounting Period shall mean the period commencing on the day after an Adjustment Date and ending on the next Adjustment Date; provided, however, that an Accounting Period shall end and a new Accounting Period shall commence on any date on which an Additional Stockholder or Substitute Stockholder is admitted to the Company or a Stockholder ceases to be a Stockholder for any reason.

“Act” shall mean, as applicable, the New Jersey Revised Uniform Limited Liability Company Act, as amended from time to time prior to the date of Election, or the New Jersey Business Corporation Act, as amended from time to time after the date of Election.

“Additional Stockholder” shall mean any Person who has been admitted to all the rights of a Stockholder pursuant to Section 4.2 of this Agreement.

“Adjustment Date” shall mean the last day of each Fiscal Year or any other date that the Board determines to be appropriate for an interim closing of the Company’s books.

“Affected Stockholder” shall mean, as applicable, (i) in connection with an Uncured Regulatory Problem, a Stockholder for which an Uncured Regulatory Problem exists (or might reasonably be expected to exist); (ii) in connection with a Financial Action, a Stockholder that is the subject of a Financial Action; and (iii) in connection with a Divorce Action, a Stockholder that is the subject of a Divorce Action, provided, however, in the event that the equity owner of CMB INVESTCO 609 LLC shall divorce, then Quinn Blackwell shall have a first right to purchase CMB INVESTCO 609 LLC and become the owner of CMB INVESTCO 609 LLC and the Company and the Stockholders acknowledge and agree that they shall approve him as a Substitute Stockholder pursuant to Section 4.4.

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; or (b) with respect to any natural person, any Family Member or any partnership or trust established for the benefit of a Family Member so long as such entity is controlled by the transferring Stockholder. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Stockholders’ Agreement, as amended from time to time.

“Annual Budget” shall have the meaning given to such term in Section 4.15.3.

“Applicable Law” shall mean all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority, in each case, including, without limitation, Regulatory Laws. For purposes of this Agreement, Applicable Law does not include the Controlled Substances Act, 21 U.S.C. §§ 801, et. seq. or any other federal law or regulation concerning marijuana.

“Assignee” shall mean a Transferee of Stock who has not been admitted as a Substitute Stockholder. An Assignee of Stock shall be deemed to be a holder of Non-Voting Stock only, and as such, shall have no right to vote on, consent to, approve, or participate in the determination of any matter, or to otherwise participate in the management of the business and affairs of the Company or to become a Stockholder. An Assignee is only entitled to receive distributions attributable to the Non-Voting Stock transferred to the Assignee.

“Bankruptcy” shall mean, with respect to any Person: (a) that a petition has been filed by or against such Person as a “debtor” and the adjudication of such Person as bankrupt under the provisions of the bankruptcy laws of the United States of America has commenced and, in the case of an involuntary bankruptcy, such petition shall not have been dismissed within sixty (60) calendar days from the date of filing; (b) that such Person has made an assignment for the benefit of its creditors generally; (c) that a receiver has been appointed for substantially all of the property and assets of such Person; or (d) the voluntary or involuntary acceleration of any Indebtedness of such Person.

“Board” shall have the meaning given to such term in Section 6.1.

“Book Value” shall mean, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Book Value of any asset contributed by a Stockholder to the Company shall be such asset’s gross fair market value at the time of such contribution, as determined by the Board;

(b) The Book Value shall be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that the depreciation deduction taken into account each Period for purposes of adjusting the Book Value of an asset shall be the amount of Depreciation with respect to such asset taken into account for purposes of computing Taxable Income (Loss) for the Period;

(c) The Book Value of any asset distributed to a Stockholder by the Company shall be such asset’s gross fair market value at the time of such distribution, as determined by the Board; and

“Bring-Along Sale” shall have the meaning given to such term in Section 12.4.1.

“Bring-Along Stock” shall have the meaning given to such term in Section 12.4.1.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New Jersey are authorized or obligated by law or executive order to close.

“Buyer” shall have the meaning given to such term in Section 12.4.1.

“Call FMV” means the fair market value of the Company calculated in accordance with Section 12.7 or the mutually agreed to price at which the Investor Stockholder having all relevant knowledge would purchase, and another Stockholder would sell, the Company, taken as a whole, in an arm’s length transaction (including any cash or cash equivalents held by the Company, but net of any Indebtedness), as a going concern as of the date of determination in an orderly sale transaction, based on standard valuation techniques, including discounted cash flows, valuation of comparable companies, and comparable transactions (a) taking into account the expected amount of distributions to be made to the Stockholders prior to consummation of the sale of the applicable Stock, (b) assuming that any Additional Stock Payments theretofore required to be funded have been funded prior to the time of the valuation (and then backed out, as applicable) and (c) without regard to (i) any compulsion to sell or the impact of an immediate sale, (ii) the presence or absence of a market, or (iii) any discount or premium from differences in the Stockholders’ proportionate Stock.

“Cash Available for Distribution” shall mean the gross cash proceeds from Company operations (including sales and dispositions of Company assets in the ordinary course of business) less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Board. Cash Available for Distribution shall not include cash proceeds from any other sources, including, but not limited to, sales and dispositions of Company assets other than in the ordinary course of business.

“Cause” with respect to a Director shall mean (a) the reasonable determination by unanimous vote of the other Directors that such Director has willfully and materially breached this Agreement and failed to cure such breach within thirty (30) days following written notice thereof, to the extent such breach is capable of being cured; (b) commission or omission of any act constituting fraud or embezzlement in respect of the Company as determined by a judgment by any court or governmental body of competent jurisdiction; or (c) the Disability of such Director.

“Certificate” shall mean the Certificate of Formation of the Company originally filed with the Secretary of State of the State of New Jersey, as the same may be amended from time to time.

“Co-Sale Notice” shall have the meaning given to such term in Section 12.2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall have the meaning given to such term in the preamble.

“Confidential Information” shall have the meaning given to such term in Section 9.3.

“Convertible Securities” shall mean equity interests, evidences of Indebtedness or other securities that are at any time directly or indirectly convertible into or exchangeable for Stock.

“Covered Person” shall mean (i) any Stockholder, any Affiliate of a Stockholder, any officers, directors, trustees, shareholders, members, managers, beneficiaries, partners, employees, representatives or agents of the Company, any Stockholder or their respective Affiliates, or (ii) any Person who is elected to serve as a Director.

“CRC” means the New Jersey Cannabis Regulatory Commission.

“Deemed Liquidation Event” shall mean (a) a sale, lease or other transfer of all or substantially all of the assets of the Company, (b) a reorganization, merger or consolidation of the Company with or into any other limited liability company or entity, or an acquisition of the Company effected by an exchange of outstanding securities of the Company, in which transaction the Company’s Stockholders immediately prior to such transaction own immediately after such transaction less than Fifty Percent (50%) of the equity securities of the surviving limited liability company or entity (or its parent), (c) any sale of voting control or other transaction similar to those described in clause (b) above following which the Stockholders immediately prior to such transaction no longer hold effective control of the Company following such transaction, whether through voting power, ownership, ability to elect Board, or otherwise or (d) liquidation, dissolution, shut down, cessation of business, whether voluntary or involuntary or other winding up of the Company. For the avoidance of doubt, a Bring-Along Sale shall be deemed a Deemed Liquidation Event

“Depreciation” shall mean an amount equal to the depreciation, amortization or other cost-recovery deduction allowable with respect to an asset for the Period, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of the Period, Depreciation will be an amount which bears the same ratio to the beginning Book Value as the Federal income tax depreciation, amortization or other cost-recovery deduction for the Period bears to the beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost-recovery deduction for the Period is zero, Depreciation will be determined by reference to the beginning Book Value using any reasonable method selected by the Board.

“Director” shall have the meaning given to such term in Section 6.1.

“Directors Schedule” shall have the meaning given to such term in Section 6.2.

“Disability” with respect to a Director shall mean such Director’s (i) Incapacity, or (ii) his or her reasonably documented physical or mental illness that is reasonably expected to prevent him or her from performing his or her duties for more than 180 days out of any 365-day period.

“Disassociated Stockholder” shall mean a Stockholder who has ceased to be a Stockholder as a result of such Stockholder’s death.

“Dissolution” of a Stockholder which is not a natural person shall mean that such Stockholder, whether partnership, limited liability company or corporation, has terminated its existence, wound up its affairs and dissolved; provided, however, that a change in the ownership of any Stockholder that is a partnership or limited liability company shall not be deemed or constitute a “Dissolution” hereunder, whether or not the Stockholder is deemed technically dissolved for partnership or limited liability company law purposes, so long as the business of the Stockholder is continued.

“Divorce” shall mean any legal proceeding to terminate, dissolve, or separate the Marital Relationship of a Stockholder, and includes an action for annulment, legal separation, or similar proceeding that involves a judicial division of community or quasi-community property of the Stockholder and the Stockholder’s Spouse.

“Divorce Action” shall mean a property settlement in a Divorce proceeding or the Marital Relationship of a Stockholder terminating by Divorce or death of the Stockholder’s Spouse, in each case where the Stockholder does not succeed to all of the Spouse’s interest in the Stock held by the Stockholder at such time.

“Effective Date” shall have the meaning given to such term in the Recitals.

“Encumbrances” shall mean any liens, claims, mortgages, pledges, charges, security interests, title defects, objections, encumbrances, leases, options to purchase, rights of first refusal, material restrictions or adverse claims of any nature whatsoever.

“Equity Incentive Plan” shall mean an equity incentive plan or plans to be adopted following the Effective Date upon the approval of the Board, which plan or plans shall provide that the Company may grant, sell or otherwise transfer Stock.

“Fair Market Value” shall mean the value that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board including the Investor Director based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

“Family Member” shall mean a parent, spouse, any natural or adoptive sibling or any spouse thereof, and any direct lineal descendant (natural or adoptive) of any of the foregoing.

“Financial Action” shall mean the Dissolution of a Stockholder, a Stockholder being subject to a Bankruptcy Action or court order or mandate of any kind under any other circumstances whereby a Stockholder would be deprived of such Stockholder’s ownership of its Stock on an involuntary basis, including without limitation on account of the foreclosure of any pledge with respect to such Stock.

“Fiscal Year” shall mean the Company’s fiscal year as determined by the Board from time to time, which shall originally be the calendar year (except as otherwise required by law), and any partial year with respect to the fiscal years in which the Company is organized and dissolved or terminated.

“Founding Director” shall have the meaning given to such term in Section 6.1.

“Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency, board, official or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction including, without limitation, any Regulatory Authority.

“Incapacity” or “Incapacitated” shall mean (a) with respect to any individual, the entry of a court order declaring such individual legally incompetent or incapable of handling his affairs, the appointment by court order of a guardian or conservator for such individual upon an adjudication of such individual’s incompetence or his death or (b) with respect to any other Person, the dissolution or termination of such Person (other than by merger or consolidation).

“Indebtedness” shall mean all (a) obligations for borrowed money, (b) notes, bonds, debentures, mortgages and similar obligations, (c) guaranties and contingent obligations for the debts or obligations of another Person, (d) obligations in respect of letters of credit, bonds, guaranties, reimbursement agreements and similar instruments, (e) obligations in respect of futures contracts, forward contracts, swaps, options or similar arrangements, and (f) off-balance sheet financing transactions.

“Initial Stockholders” means CMB INVESTCO 609 LLC and GARDEN STATE GOLD 609 LLC.

“Investor Director” shall have the meaning given to such term in Section 6.1.

“Investor Stockholder” shall have the meaning given to such term in the Recitals.

“Involuntary Transfer” shall mean any actual or potential Transfer of Stock in connection with (a) an Uncured Regulatory Problem, (b) a Financial Action, or (c) a Divorce Action.

“Joinder Agreement” shall have the meaning given to such term in Section 4.2.

“Majority-in-Interest” shall mean, with respect to Stockholder(s), that such Stockholder(s) hold(s) in the aggregate more than fifty percent (50%) of the issued and outstanding Stock.

“Marital Relationship” shall mean a civil union, registered domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

“Non-Voting Stock” shall mean the Company’s non-voting common stock where such Stockholder who has a right to receive dividends and other distributions from the Company on a pro-rata basis of the number of shares of Non-Voting Stock divided by the total amount of issued and outstanding Stock and any other rights, duties and obligations of a Stockholder who holds Non-Voting Stock as described in the Company’s organizational documents or this Agreement, but shall not include any other rights of a Stockholder, including, without limitation, the right to vote or participate in management of the Company or, except as required by the Act, to receive information concerning the Company.

“Permitted Transfer” shall mean any Transfer of Stock (i) to an Affiliate of such Stockholder, (ii) upon the death of a Stockholder who is a natural person, pursuant to testament or the laws of descent and distribution, (iii) in connection with the consummation of the transactions contemplated by the Purchase Agreement, or (iv) otherwise approved by the Board, including the Investor Director.

“Person” shall mean a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

“Previous Agreement” shall have the meaning given to such term in the Recitals.

“Proposed Transferee” shall have the meaning given to such term in Section 12.1.1.

“Purchase Agreement” shall have the meaning given to such term in the Recitals.

“Regulatory Authority” shall mean those Governmental Authorities responsible for or involved in the regulation of the testing, analysis, quality control, cultivation, sale, distribution, import and/or export of, and all other matters and activities with respect to, marijuana and tetrahydrocannabinols in any jurisdiction.

“Regulatory Laws” shall mean those laws and the rules, regulations, policies or orders (to the extent they have the force of law) promulgated by any Regulatory Authority under such laws.

“Regulatory License” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Regulatory Authority necessary for the lawful conduct of activities by the Company under Regulatory Laws.

“Regulatory Problem” shall mean (a) a determination by any Regulatory Authority that any Stockholder or Director of the Company does not satisfy any suitability, eligibility or other qualification criteria pursuant to any applicable Regulatory Laws with respect to a Regulatory License, including any character or suitability criteria thereunder; (b) a determination by any Regulatory Authority that a Stockholder or Director must divest itself of any direct or indirect interest in, or disassociate itself from the Company or any Stockholder, or any of their respective Affiliates; (c) the failure by any Stockholder or Director to promptly provide all information or signatures required or requested by any Regulatory Authority of said Stockholder or Director, or (d) circumstances exist such that any Stockholder or Director is deemed likely, in the reasonable discretion of the Board (excluding the affected Director, if applicable), based on verifiable information received from any Regulatory Authority or otherwise, to preclude or materially delay, impede or impair the ability of the Company to conduct its business or obtain, retain or renew a Regulatory License, or may result in the imposition of materially burdensome terms and conditions on, or the revocation or suspension of, such Regulatory License. For the avoidance of doubt, the imposition of monetary fines by a Regulatory Authority will not generally constitute a “Regulatory Problem” unless accompanied by one of the four (4) factors set forth in the preceding sentence.

“Remaining Stock” shall have the meaning given to such term in Section 12.1.3.

“Representative” shall mean, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person

“Right of Co-Sale” shall have the meaning given to such term in Section 12.2.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Spousal Consent” shall have the meaning given to such term in Section 13.13.2.

“Spouse” shall mean a spouse, a party to a civil union, a registered domestic partner, a same-sex spouse or partner, or any person in a Marital Relationship with a Stockholder.

“Stockholder” shall mean each Stockholder who is a signatory hereto as of the Effective Date, any Substitute Stockholder and any Additional Stockholder admitted pursuant to this Agreement, but does not include Assignees.

“Stock” shall mean all of the Voting Stock and Non-Voting Stock which is either authorized or issued and outstanding as the context requires and includes any class of stock subsequently established by this Agreement.

“Stockholder Percentage Interest” shall mean with respect to a Stockholder at any time with the number of issued and outstanding shares held by each Stockholder over the total number of issued and outstanding shares of the Company held by all Stockholders, The Stockholder Percentage Interests of all Stockholders shall at all times equal one hundred percent (100%).

“Stock Purchase Price” of the Stock shall mean that amount of cash and/or the agreed upon net value of other property actually paid by such Stockholder to the Company for the issuance of such Stock.

“Stock Sale Election Period” shall have the meaning given to such term in Section 12.5.2.

“Stock Sale Notice” shall have the meaning given to such term in Section 12.5.2.

“Stockholders Schedule” shall have the meaning given to such term in the Recitals.

“Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company, or other entity in which the Company either, directly or indirectly, owns capital stock or is a partner or is in some other manner affiliated through an investment or participation in the equity of such entity.

“Substitute Stockholder” shall mean an Assignee who has been admitted to all the rights of a Stockholder pursuant to this Agreement.

“Supermajority-in-Interest of the Stockholders” shall mean Stockholders holding in the aggregate sixty-six and two-thirds percent (66 2/3%) or more of the issued and outstanding Stock entitled to vote.

“Taxable Income (Loss)” shall mean, for any period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with the Code.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Stock owned by a Person or any interest (including a beneficial interest) in any Stock owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Transfer Notice” shall have the meaning given to such term in Section 12.1.1.

“Transferring Stockholder” shall have the meaning given to such term in Section 12.1.

“Uncured Regulatory Problem” shall have the meaning given to such term in Section 4.9.

“Voting Stock” shall mean the Company’s voting common stock where such Stockholder who has a right to receive dividends and other distributions from the Company on a pro-rata basis of the number of shares of Voting Stock divided by the total amount of issued and outstanding Stock vote on all actions requiring a vote of the Stockholders based upon the number of shares of Voting Stock divided by the total amount of issued and outstanding Voting Stock, and any other rights, duties and obligations of a Stockholder who holds Voting Stock as described in the Company’s organizational documents or this Agreement.

ARTICLE 2

FORMATION AND CONTINUATION OF COMPANY

2.1 Formation and Continuation. The Company was formed as a limited liability company pursuant to the provisions of the Act upon the filing of the Certificate with the Office of the Secretary of State of the State of New Jersey on April 12, 2021. The Board is hereby authorized to file and record any amendments to the Certificate and such other documents as may be required or appropriate under the Act or the laws of any other jurisdiction in which the Company may conduct business or own property. On ________________, the Company has filed file IRS Form 8832, making an election to be taxed as a C corporation (the “Election”).

2.2 Name; Principal Place of Business. Unless and until amended in accordance with this Agreement and the Act, the name of the Company will be “ABCO Garden State LLC.” The principal place of business of the Company shall be 5 N. Cambridge Ave., Ventnor City, NJ 08406, or such other place or places as the Board from time to time determines.

2.3 Agent for Service of Process. The Company’s initial agent for service of process required by the Act is as set forth in the Certificate and may be changed if and as determined by the Board.

2.4 Business. Subject to Section 9.2, The purpose of the Company is to engage in any activity in which a limited liability company is permitted to engage in under the Act.

2.5 Tax Treatment. It is the intent of the Stockholders that the Company be operated in a manner consistent with its treatment as a “C corporation” for Federal income tax purposes. As such, the Company has elected out of pass-through partnership taxation and will be required to file and pay its own taxes, and all distributions from the Company to its Stockholders shall be treated as dividends. In addition, the Stockholders and the Company acknowledge and agree that since the Company has filed the Election prior to the date that the Purchased Stock is being issued to the Investor Stockholder, then the Purchased Stock and any subsequently issued stock shall be treated as originally issued stock pursuant to Code Section 1202.

2.6 Term. The term of the Company commenced upon the filing of the Certificate with the New Jersey Secretary of State and its existence shall be perpetual, unless its existence is sooner terminated pursuant to ARTICLE 10 of this Agreement.

ARTICLE 3

STOCK

3.1 Generally. The Company shall be authorized to issue two (2) classes of Stock, Voting Stock and Non-Voting Stock. The Stock may be further subdivided in the Board’s discretion into separate series or subclasses of Stock, with rights, preferences and privileges as set forth in this Agreement, an amendment to this Agreement or in a separate certificate of designations of the rights, preferences and privileges of such series or subclass of Stock duly adopted and unanimously approved by the Board and all Stockholders with applicable approval rights, each of which will be attached as an exhibit to this Agreement. Stock may be issued, as authorized by the Board, only in accordance with the terms of this Agreement. The names of the Stockholders and the Stock held by such Stockholders, among other things, shall be as set forth on the Stockholders Schedule, as such schedule may be amended from time to time in accordance with the terms of this Agreement.

3.2 Certificate of Stock. Unless the Board determines otherwise, the Stock shall not be certificated. In the event that Stock are certificated, such certificates shall, in addition to any other legend required by Applicable Law, bear a legend substantially in the following form:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS’ AGREEMENT AMONG THE COMPANY AND ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, GIFT, PLEDGE, ENCUMBRANCE, HYPOTHECATION, OR OTHER DISPOSITION OF THE STOCK REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT.

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, GIFTED, PLEDGED, ENCUMBERED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

ARTICLE 4

STOCKHOLDERS

4.1 No Management or Control. Except as otherwise provided in this Agreement, no Stockholder shall, in its capacity as a Stockholder, take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.

4.2 Additional Stockholders. Additional Stockholders may be admitted to the Company upon the unanimous approval of the Board; provided that each such Person (a) shall execute a Joinder Agreement in the form attached as Exhibit A hereto (“Joinder Agreement”) agreeing to be bound by the terms of this Agreement and any other agreements or instruments by which a Stockholder is bound, and (b) is qualified under applicable Regulatory Laws to possess an ownership interest in a cannabis business and its ownership of Stock does not create a Regulatory Problem.

4.3 Restrictions on Transfers.

4.3.1 General Restriction. Except with respect to Permitted Transfers or as otherwise provided in this Agreement, no Stockholder or Assignee shall Transfer its Stock, as applicable, whether in whole or in part, without the approval of the Board which shall include the Investor Director.

4.3.2 Requirements for Transfer. Notwithstanding Section 4.3.1, no Transfer of Stock shall be permitted (regardless of whether the Board approves such a Transfer) if it would, or would reasonably be likely to:

(a) result in violation of Regulatory Laws or otherwise create a Regulatory Problem;

(b) result in violation of the Securities Act, any applicable state law or the applicable securities laws of any other jurisdiction;

(c) result in the Transfer of Stock of a Stockholder to a direct or indirect competitor of the Company as reasonably determined by the Board (provided that this Section 4.3.2(c) shall not apply to a Transfer by a Stockholder of all of such Stockholder’s Stock in connection with a Deemed Liquidation Event);

(d) result in a violation of any other Applicable Law by the Stockholder, any other Stockholder, any Director or the Company; or

(e) cause the termination or dissolution of the Company.

4.3.3 Transfers of Non-Voting Stock Only. In the event of any Transfer made in accordance with this Section 4.3, to the extent the Transferor Transferred Voting Stock, the Transferee shall be deemed to receive only Non-Voting Stock, and the Transferee shall not have any right as a result of such Transfer to participate in the affairs of the Company as a Stockholder holding Voting Stock, unless such Transferee is admitted as a Stockholder holding Voting Stock in accordance with Section 4.4.

4.3.4 Void Transfers. Any voluntary or involuntary Transfer in violation of this Section 4.3 or the requirements of ARTICLE 12 shall be null and void ab initio, and shall not operate to Transfer any portion of any Stock in the Company to the purported Transferee.

4.4 Admission of Substitute Stockholders. An Assignee of Stock shall be admitted as a Substitute Stockholder only upon the unanimous approval of the Board and execution of a Joinder Agreement. If so admitted, the Substitute Stockholder shall have all the rights and powers, and shall be subject to all the restrictions and liabilities of, the Stockholder who assigned such Stock to the extent that such rights powers, restrictions and liabilities resulted from such assigning Stockholder’s ownership of the assigned Stock. The admission of a Substitute Stockholder shall not release any Stockholder who assigned such Stock from liabilities or obligations to the Company, the other Stockholders or any other Person that may have arisen prior to the Transfer.

4.5 Rights of Assignees. Unless an Assignee is admitted as a Substitute Stockholder, such Assignee shall be the holder only of Non-Voting Stock and, as such, shall have no right to vote on, consent to, approve or participate in the determination of any matter, or to otherwise participate in the management of the business and affairs of the Company or to become a Stockholder, which rights shall be retained by the Stockholder or Substitute Stockholder who Transferred the applicable Stock to the Assignee.

4.6 Resignation or Withdrawal of a Stockholder. Except as specifically provided in this Agreement, no Stockholder shall have the right to resign or withdraw from the Company or withdraw its interest in the capital of the Company; provided, however, that any Involuntary Transfer shall not be deemed a breach of this Section 4.6.

4.7 Compliance with Regulatory Laws. Each Stockholder acknowledges that (i) cannabis and THC-related products are identified as a Schedule I Drug under the United States Controlled Substances Act, and that the Company’s business is directly or indirectly engaging in, the cultivation, manufacture, distribution, processing, and/or transportation of cannabis, (ii) activities relating to cannabis are highly regulated in jurisdictions which provide a regulatory structure for the legal (for their jurisdiction) ownership and operation of a business operating in the cannabis business, and (iii) certain regulations may require disclosure of personal information about the owners of, and others with a financial interest in, a cannabis business. Each Stockholder agrees to comply with all Regulatory Laws and authorizes the Company to disclose such personal information of such Stockholder to such persons as the Board deems appropriate in furtherance of compliance with Regulatory Laws.

4.8 Affected Stockholders. If any Stockholder or Director becomes aware of the fact that such Stockholder or Director or another Stockholder or Director is an Affected Stockholder (whether as a result of a Regulatory Problem, a Financial Action or a Divorce Action), such Stockholder or Director shall provide prompt written notice of the relevant details to the Board and, as applicable, the Affected Stockholder.

4.9 Regulatory Problems. In the event that a Stockholder shall experience a Regulatory Problem which causes such Stockholder to become an Affected Stockholder, the Affected Stockholder shall promptly take all actions necessary or advisable to eliminate, terminate, discontinue or otherwise cure the Regulatory Problem within ninety (90) days (or such shorter period of time as may be required by Regulatory Law or Regulatory Authorities), including: (i) terminating the activity, relationship or other circumstances giving rise to the Regulatory Problem; (ii) effecting the Transfer of its Stock as permitted hereunder in accordance with Section 4.10; (iii) immediately providing the applicable Regulatory Authority with all information required or requested of the Affected Stockholder; and (iv) taking all other actions as may be necessary or appropriate to remedy the Regulatory Problem. If the foregoing are not able to resolve the Regulatory Problem within such period (such Regulatory Problem, an “Uncured Regulatory Problem”), then the Affected Stockholder’s Stock shall be Transferred or otherwise redeemed in accordance with the applicable terms and provisions of Section 4.10.

4.10 Involuntary Transfer; Repurchase Rights. Notwithstanding anything to the contrary in this Agreement, subject to Applicable Law:

4.10.1 Upon the occurrence of any Involuntary Transfer (whether an Uncured Regulatory Problem, Financial Action or Divorce Action), the Affected Stockholder and/or, as applicable, his/her Spouse or other holder of Stock, if any, shall be deemed an Assignee hereunder, and the Board shall take such actions as it deems reasonably necessary to effectuate the provisions of this Section 4.10.1. Notwithstanding anything to the contrary, Transfers in connection with an Involuntary Transfer shall not be subject to the provisions of ARTICLE 12.

4.10.2 In connection with a Divorce Action, (a) first, the Affected Stockholder shall have the right and option to repurchase all or any portion of the subject Stock, provided, however, in the event that the Divorce Action is regarding Caitlin Blackwell ownership of CMB INVESTCO 609 LLC, then Quinn Blackwell shall have the right to purchase all of the membership interests in CMB INVESTCO 609 LLC from Caitlan Blackwell and the Company and the Stockholders acknowledge and agree that they shall approve him as a Substitute Stockholder pursuant to Section 4.4 and entitled to own the Stock, provided, he then meets the requirements of Section 4. 3.2, then (b) if and to the extent such Affected Stockholder does not elect to repurchase all of such Stock, the Company shall have the right and option to repurchase all or the remainder of the subject Stock, then, (c) if and to the extent the Company does not elect to repurchase all or the remainder of such Stock, the other Stockholders shall have the right and option to repurchase all or the remainder of the subject Stock on a pro rata basis, and then (d) if and to the extent the Stockholders do not elect to repurchase all or the remainder of such Stock, the Board shall have the right to assign to a third party selected by the Stock, the right to purchase all or the remainder of the subject Stock.

4.10.3 In connection with an Uncured Regulatory Problem or Financial Action, (a) first, the Company shall have the right and option to repurchase all or any portion of the subject Stock, provided, however, in the event that Uncured Regulatory Problem or Financial Action occurs regarding CMB INVESTCO 609 LLC, then Quinn Blackwell shall have right to purchase all of the membership interests in CMB INVESTCO 609 LLC from Caitlan Blackwell and the Stockholders acknowledge and agree that they shall approve him as a Substitute Stockholder pursuant to Section 4.4 and he shall be entitled to own the Stock, provided, he then meets the requirements of Section 4.3.2 then, (b) if applicable, if and to the extent Quinn Blackwell does not elect to repurchase all of such Stock, the Company shall have the right and option to repurchase all or the remainder of the subject Stock, then (c) if and to the extent the Company does not elect to repurchase all of such Stock, the other Stockholders shall have the right and option to repurchase all or the remainder of the subject Stock on a pro rata basis, and then (d) if and to the extent the Stockholders do not elect to repurchase all or the remainder of such Stock, the Board shall have the right to assign to a third party selected by the Board, the right to purchase all or the remainder of the subject Stock.

4.10.4 The purchase price for the subject Stock shall be (a) in connection with a Divorce Action, the lesser of the Fair Market Value and the price used to value the subject Stock in the Divorce, or (b) in connection with an Uncured Regulatory Problem, the Fair Market Value of the subject Stock, and (c) in connection with a Financial Action, the lesser of the Fair Market Value and the price used to value the subject Stock in the Financial Action. Within ten (10) days of a final determination of the Fair Market Value, the purchaser(s) of the subject Stock shall pay the purchase price thereof by, in the discretion of such purchaser(s) subject to Applicable Law, (x) offsetting and canceling any Indebtedness then owed by the Affected Stockholder to the purchaser(s), (y) cash in a lump sum, and/or (z) by promissory note, which shall be payable in equal annual installments of principal plus accrued interest over a five (5) year term, commencing on the first anniversary of the end of the ten-day period, with no pre-payment penalty, and shall bear interest compounded semi-annually at the prime rate announced by Citibank, N.A. (or its successors) as published in The Wall Street Journal at the time of delivery of such promissory note.

4.11 Disassociation of a Stockholder. The death of a Stockholder or the Person controlling the Stockholder will cause such Stockholder to become a Disassociated Stockholder; provided, that the executor, administrator or other legally authorized personal representative of such Stockholder or the Person controlling the Stockholder shall have all of the rights of a Stockholder for the sole purpose of settling or managing his/her estate and shall have only such power as the Stockholder possessed to make a Permitted Transfer in accordance with the terms hereof. If such Permitted Transfer does not occur within sixty (60) days after the death of the Stockholder or the Person controlling the Stockholder, the Disassociated Stockholder or its legal representative, successor or assign shall thereafter have only those rights of an Assignee under this Agreement; provided, that the Disassociated Stockholder or its legal representative, successor or assign may thereafter request admission to the Company as a Substitute Stockholder pursuant to Section 4.4. Notwithstanding the foregoing, if Caitlan Blackwell has died, then, Quinn Blackwell shall have right to purchase all of the membership interests in CMB INVESTCO 609 LLC from Caitlan Blackwell and shall become the owner of CMB INVESTCO 609 LLC and shall be deemed to be Substitute Stockholder for the ownership of CMB INVESTCO 609 LLC unless he fails to comply with Section 4.3.2

4.12 Voting Rights. Except for the election of Directors upon a vacancy or as otherwise required by Applicable Law or as provided in this Agreement, Stockholders shall have no voting, approval or consent rights. Except as otherwise required by Applicable Law or as provided in this Agreement, in matters on which Stockholders are entitled to vote (other than any matters where certain specified Stockholders have a separate approval right hereunder), the vote of each Stockholder shall be counted based upon the number of shares of Voting Stock held by such Stockholder.

4.13 No Authority as Agent. No Stockholder shall have the authority in its capacity as a Stockholder to enter into any transaction on behalf of the Company or to otherwise bind the Company.

4.14 Interest in Property of the Company. Each Stockholder’s Stock shall for all purposes be deemed personal property. All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Stockholder, individually, shall have any direct ownership in such property.

4.15 Information Rights. The Company shall deliver to each Stockholder:

4.15.1 Within forty-five (45) calendar days after the end of each fiscal quarter during the Company’s Fiscal Year, unaudited summary financial statements of the Company consisting of (i) a statement of income and cash flows of the Company for such quarterly period, and (ii) a balance sheet of the Company as of the end of such quarter, prepared in accordance with the Company’s books and records consistent with past practice;

4.15.2 Within one hundred twenty (120) calendar days after the end of each Fiscal Year, unaudited financial statements of the Company (including comparisons to the applicable Annual Budget)

consisting of (i) a statement of income and cash flows of the Company for such Fiscal Year, and (ii) a balance sheet of the Company as of the end of such Fiscal Year, prepared in accordance with the Company’s books and records consistent with past practice; and

4.15.3 Not later than January 31st of each year, a summary of the operating budget (the “Annual Budget”) for the operation of the Company for the ensuing year beginning as of January 1st of such ensuing year.

4.16 Inspection Rights. Subject to Applicable Law, upon reasonable written notice (but no less than 24 hours’ notice) from a Stockholder, the Company shall afford each Stockholder and its Representatives access during normal business hours and in such a manner as to not unreasonably interfere with the normal operations of the Company, to (i) the Company’s properties, offices and other facilities; (ii) the corporate, financial and similar records, reports and documents of the Company, including, without limitation, all books and records, the operating plan and budget, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments and copies of any management letters, and to permit each Stockholder and its Representatives to examine such documents and make copies thereof; and (iii) management personnel of the Company.

4.17 Representations and Warranties. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Stockholders, whether admitted as of the Effective Date or otherwise, represents and warrants to the Company and each other Stockholder and acknowledges that:

4.17.1 Stock: (i) has not been registered under the Securities Act or the securities laws of any other jurisdiction; and (ii) is issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless: (a) it is subsequently registered or exempted from registration under the Securities Act; and (b) the provisions of this Agreement have been complied with;

4.17.2 Such Stockholder’s Stock is being acquired for its own account solely for investment and not with a view to resale or distribution thereof;

4.17.3 Such Stockholder has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company, and such Stockholder acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company for such purpose;

4.17.4 By reason of such Stockholder’s business or financial experience, the Stockholder has the capacity to protect its own interests in connection with the transactions contemplated hereunder, is able to bear the risk of investment in the Company, and at the present time could afford a complete loss of such investment. The Stockholder is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

4.17.5 The execution, delivery and performance of this Agreement (i) have been duly authorized by such Stockholder and do not require such Stockholder to obtain any consent or approval that has not been obtained; and (ii) do not contravene and will not result in a default in any material respect under any provision of any Applicable Law or other governing documents or any agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound;

4.17.6 The ownership of Stock by such Stockholder does not, and is not reasonably expected to, create, a Regulatory Problem;

4.17.7 Such Stockholder does not have any business interests in enterprises that may compete with the Company or that may otherwise present a conflict of interest with respect to such Stockholder’s Stock in the Company;

4.17.8 This Agreement is valid, binding and enforceable against such Stockholder in accordance with its terms, except as may be limited by Bankruptcy, insolvency, reorganization, moratorium,

and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity); and

4.17.9 If applicable, neither the issuance of any Stock to any Stockholder nor any provision contained herein will entitle the Stockholder to remain in the employment of the Company or affect the right of the Company to terminate the Stockholder’s employment at any time for any reason, other than as otherwise provided in such Stockholder’s employment agreement or other similar agreement with the Company, if applicable.

4.17.10 The Company and the Stockholders acknowledge and agree that the Voting Stock being issued to the Investor Stockholder was originally issued by the Company to the Investor Stockholder.

4.18 Additional Licenses Awarded to Company. The Investor Stockholder acknowledges and agrees that the CRC may issue an additional license for the manufacture of cannabis products based upon the Company’s cannabis cultivation license and that Investor Stockholder shall pay the sum of One Hundred Thousand Dollars ($100,000) to the Founding Stockholders as additional consideration for the award of a manufacturing license, which shall be paid as follows: Fifty Thousand Dollars ($50,000) upon award and an additional Fifty Thousand Dollars ($50,000) on the first anniversary of the issuance of the manufacturing license. The Investor Stockholder acknowledges and agrees that the CRC may issue an additional license for retail sales of cannabis based upon the Company’s cannabis cultivation license. The Investor Stockholder shall not be required to make any additional payments to the Founding Stockholders for the award of a retail cannabis license, however, the Investor Stockholder agrees to lend the Company up to One Million Dollars ($1,000,000) per retail location to prepare such retail location for opening and providing the necessary working capital for such retail location (each such loan, a “Retail Loan”). Each Retail Loan shall bear interest at the rate of 12.5% per annum and shall have a single balloon payment of the principal and accrued interest thereon due in a single payment on the second anniversary of the Retail Loan.

4.19 Non-Dilution of Investor Stockholder. The Company and the Stockholders acknowledge and agree that so long as the Investor Stockholder holds any Purchased Stock, the Company shall take such actions as are necessary to ensure that no dilution to the Purchased Stock (and accordingly the Stockholder Percentage Interest of the Investor Stockholder) shall occur without the prior written consent of the Investor Director, it being understood that any issuance of Stock by the Company in connection with any agreement or other arrangement between any Stockholder other than the Investor Stockholder (a “Non-Investor Stockholder”) and any Person including, without limitation, any other Non-Investor Stockholder (a “Non-Investor Dilution Event”), shall only dilute the Stock held by the Non-Investor Stockholders, and not the Purchased Stock. Upon the occurrence of a Non-Investor Dilution Event, the Company shall provide written notice thereof to the Investor, and upon the approval of the Investor, the Company shall take such actions as are necessary to ensure compliance with the provisions of this Section 4.19 which may include, without limitation, issuing additional Stock to the Investor for no additional consideration so that the Stockholder Percentage Interest of the Investor is not decreased, and such additional Stock shall be deemed to be Purchased Stock for all purposes hereunder. The Investor may waive the rights provided under this Section 4.19 in its sole and absolute discretion. Unless otherwise agreed by the Investor Stockholder in writing, the Non-Investor Stockholders, jointly and severally, shall indemnify, defend and hold the Investor Stockholder, its Affiliates and their respective directors, officers, shareholders, employees, agents, successors and assigns (collectively, the “Indemnified Parties”) harmless from and against any and all settlements, judgments, awards, fines, penalties, interest, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees, audit expenses and disbursements and court costs) (collectively, “Costs”) sustained or incurred by any of the Indemnified Parties based upon, relating to or arising from, any and all claims, demands, actions, suits, proceedings or investigations arising out of or pertaining to any commitments, arrangements, rights or other obligations of the Company and/or any Non-Investor Stockholder including, without limitation, any warrant (each, a “Commitment”) (i) to share in the profits or revenues of the Company, (ii) to issue or sell, or caused to be issued or sold, any additional equity interests of, or any security convertible or exchangeable for any equity interests of, the Company, (iii) to issue or sell, or caused to be issued or sold any equity equivalents, restricted stock units, stock appreciation rights, phantom stock ownership interests or similar rights pertaining to the Company or any Non-Investor Stockholder or (iv) to repurchase, redeem or otherwise acquire any equity interests of the Company, or any security convertible or exchangeable therefor. For the avoidance of doubt, any Costs payable by the Company arising out of any Commitment and any equity interest or equity equivalent issued or issuable in connection with a warrant and any other Commitment, shall be borne solely by the Non-Investor Stockholders, and the Stockholder Percentage Interest of the Investor Stockholder shall not be diluted or otherwise affected thereby.

ARTICLE 5

STOCK PURCHASE AND CAPITAL CALLS

5.1 Stock Purchase Price. Each Stockholder has paid the Stock Purchase Price to the Company and, in exchange for the payment of such Stock Purchase Price, each Stockholder shall have the rights set forth in this Agreement.

5.2 Additional Stock Payments.

5.2.1 The Stockholders shall purchase additional Stock in cash, in proportion to their respective Stockholder’s Percentage Interests, as determined by the Board from time to time to be reasonably necessary to pay any operating or other expenses relating to the business of the Company (such additional payments for Stock, the “Additional Stock Payments”); provided, that the amount of such Additional Stock Payment shall not exceed the corresponding amounts expressly provided for in the then-current Annual Budget. Upon the Board making a unanimous determination to call for the purchase of additional Stock, the Board shall deliver to the Stockholders a written notice of the Company’s need for Additional Stock Payments, which notice shall specify in reasonable detail (i) the purpose for such Additional Stock Payments, (ii) the aggregate amount of such Additional Stock Payments, (iii) each Stockholder’s pro rata share of such aggregate amount of Additional Stock Payments (based upon such Stockholder’s Percentage Interest) and (iv) the date (which date shall not be less than twenty (20) Business Days following the date that such notice is given) on which such Additional Stock Payments shall be required to be made by the Stockholders (“Call Notice”).

5.2.2 If any Stockholder shall fail to timely make, or notifies the other Stockholders that it shall not make, all or any portion of any Additional Stock Payments which such Stockholder is obligated to make under Section 5.2.1, then such Stockholder shall be deemed to be a “Non-Contributing Stockholder.” Each Stockholder that is not a Non-Contributing Stockholder (a “Contributing Stockholder”) shall be entitled, but not obligated, to loan to the Non-Contributing Stockholder, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Stockholder failed to contribute to the Company (each such loan, a “Default Loan”); provided, that such Contributing Stockholder shall have contributed to the Company its pro rata share of the applicable Additional Stock Payments. Such Default Loan shall be treated as Additional Stock Payments by the Non-Contributing Stockholder. Each Default Loan shall bear interest on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) the prime rate as published the date advanced in the Western Edition of The Wall Street Journal plus 2% per annum, and (ii) the maximum rate permitted under applicable law (the “Default Rate”). Each Default Loan shall be recourse debt. Default Loans shall be repaid out of the distributions that would otherwise be made to the Non-Contributing Stockholder hereunder. So long as a Default Loan is outstanding, the Non-Contributing Stockholder shall have the right to repay it (together with interest then due and owing) in whole or in part. Upon a repayment in full of a Default Loan made to a Non-Contributing Stockholder (prior to its conversion pursuant to a Cram-Down Contribution (as defined below)), such Non-Contributing Stockholder (so long as it is not otherwise a Non-Contributing Stockholder with respect to any other Additional Stock Payments) shall cease to be a Non-Contributing Stockholder.

5.2.3 At any time after the first anniversary of the date that the Call Notice is given, at the option of the Contributing Stockholder, (i) such Default Loan (if not previously paid in full) shall be converted into Additional Stock Payments of the Contributing Stockholder in an amount equal to the unpaid principal and unpaid interest on such Default Loan pursuant to this Section 5.2.3, (ii) the Non-Contributing Stockholder shall be deemed to have received a distribution of an amount equal to the unpaid principal and interest on such Default Loan, (iii) such distribution shall be deemed paid to the Contributing Stockholder in repayment of the Default Loan, and (iv) such amount shall be deemed contributed by the Contributing Stockholder as Additional Stock Payments (a “Cram-Down Contribution”). A Cram-Down Contribution shall be deemed Additional Stock Payments by the Contributing Stockholder making (or deemed making) such Cram-Down Contribution as of the date such Cram-Down Contribution is made or the date on which such Default Loan is converted to a Cram-Down Contribution. At the time of a Cram-Down Contribution, the Contributing Stockholder’s Percentage Interest shall be increased proportionally by the amount of such contribution, thereby diluting the Non-Contributing Stockholder’s Percentage Interest, and the Board shall update the Stockholders Schedule accordingly without the need for any consent or approval by the Stockholders. Once a Cram-Down Contribution has been made (or deemed made), (x) no subsequent payment or tender in respect of the Cram-Down Contribution shall affect the Stock of the Stockholders, as adjusted in accordance with this Section 5.2.3 and (y) the Non-Contributing Stockholder as to which the Cram-Down Contribution is made (or deemed made) shall (so long as it is not otherwise a Non-Contributing Stockholder with respect to any other Additional Stock Payments) cease to be a Non-Contributing Stockholder.

5.2.4 Notwithstanding any other provisions of this Agreement, any amount that otherwise would be paid or distributed to a Non-Contributing Stockholder pursuant to Section 7.1 or otherwise shall not be paid to the Non-Contributing Stockholder but shall be deemed paid and applied on behalf of such Non-Contributing Stockholder (i) first, to accrued and unpaid interest on all Default Loans (in the order of their original maturity date), (ii) second, to the principal amount of such Default Loans (in the order of their original maturity date) and (iii) third, to any Additional Stock Payments of such Non-Contributing Stockholder that has not been paid and is not deemed to have been paid.

5.2.5 Notwithstanding the foregoing, if a Non-Contributing Stockholder fails to make its Additional Stock Payments in accordance with Section 5.2.1, without limitation of any other available rights or remedies that may be available, the Contributing Stockholder may:

(a) institute proceedings against the Non-Contributing Stockholder, either in the Contributing Stockholder’s own name or on behalf of the Company, to obtain payment of the Non-Contributing Stockholder’s portion of the Additional Stock Payments, together with interest thereon at the Default Rate from the date that such Additional Stock Payments was due until the date that such Additional Stock Payments are made, at the cost and expense of the Non-Contributing Stockholder; or

(b) purchase the Stock of the Non-Contributing Stockholder at a price equal to Call FMV, provided, however, for each month that the Non-Contributing Stockholder fails to make its Additional Stock Payments, which is after the first annual anniversary date of the Default Loan, Call FMV shall be reduced by two and one half percent (2.5%) per month with the maximum reduction in the Call FMV of fifteen percent (15%) of the Call FMV and after the six (6) month anniversary of the first annual anniversary date of the Default Loan, then the Contributing Stockholder shall receive the increase in the Contributing Stockholder’s Percentage Interest based upon the Cram-Down Contribution effective on the six (6) month anniversary of the first annual anniversary date of the Default Loan.

5.2.6 Each Stockholder acknowledges and agrees that it would be impracticable or extremely difficult to determine the actual damages incurred by a Contributing Stockholder as a result of a failure of a Stockholder to fund its portion of an Additional Stock Payments, and that the entitlement of a Contributing Stockholder to exercise the remedies described in this Section 5.2 is fair and reasonable.

5.2.7 Except as set forth in this Section 5.2, no Stockholder shall be required to make Additional Stock Payments or make loans to the Company.

ARTICLE 6

MANAGEMENT

6.1 Establishment of the Board. Subject to the provisions of this Agreement and/or the Act relating to actions required to be approved by the Stockholders, the business, property and affairs of the Company shall be managed by, and all powers of the Company shall be exclusively exercised by or under the direction of, a Board of Directors (the “Board”) comprised of natural person (each, a “Director”). Each Director shall be deemed to be a “director” within the meaning of the Act. The Board shall act collectively by majority vote in all matters, unless otherwise expressly required by the Act or this Agreement. The Board shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by directors under the laws of the State of New Jersey. Without limiting the foregoing, each Director shall have the ability and the authority to execute and deliver contracts instruments binding upon the Company, and the Board may delegate such authority to officers of the Company, but, in each case, solely to the extent such Director or such officers are authorized and directed by the Board including the Investor Director to do so or are otherwise authorized pursuant to the terms of this Agreement.

6.2 Board Composition. The Board shall be comprised of three (3) persons designated as follows: (i) as long as the Initial Stockholders hold a Majority-in-Interest, the Initial Stockholders shall have the right to designate two (2) Directors (each, a “Founding Director”); provided, that at such time as the Initial Stockholders do not hold a Majority-in-Interest, the Initial Stockholders shall have the right to designate one (1) Director; and (ii) as long as the Investor Stockholder holds less than a Majority-in-Interest, the Investor Stockholder shall have the right to designate one (1) Director (an “Investor Director”); provided, that at such time as the Investor Stockholder holds a Majority-in-Interest, the Investor Stockholder shall have the right to designate two (2) Directors. The Founding Director(s) and the Investor Director(s) shall be set forth on Schedule 2 attached hereto (the “Directors Schedule”), which shall be amended from time to time in accordance herewith. It is an express condition precedent to the designation and election of any Director that such Director covenant and agree to observe and comply with the obligations and responsibilities of a Director required by the Act and this Agreement.

6.3 Meetings. Regular meetings of the Board shall be held at least once during each quarter of the Company’s Fiscal Year unless otherwise agreed by the Board including the Investor Director. Special meetings of the Board may be called by one (1) of the Directors designated pursuant to Section 6.1. All meetings shall be held upon four (4) Business Days’ notice by mail or two (2) Business Days’ notice (or upon such shorter notice period if necessary under the circumstances) delivered personally or by telephone or email. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting, which waiver or consent need not specify the purpose of the meeting, or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. A majority of the Board present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment shall be given prior to the time of the adjourned meeting to the Directors who are not present at the time of the adjournment. Meetings of the Board may be held at any place within or without the State of New Jersey which has been designated in the notice of the meeting or at such place as may be approved by the Board. Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting. A majority of the authorized number of Directors and the presence of at least one (1) Investor Director and at least one (1) Founding Director constitutes a quorum of the Board for the transaction of business. Except to the extent that this Agreement expressly requires the unanimous approval of all Directors or the approval of the Investor Director, every act or decision done or made by a majority of the Directors present at a meeting duly held at which a quorum is present shall be the act of the Board. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of one (1) or more Directors, if any action taken is approved by at least a majority of the required quorum for such meeting. Any action required or permitted to be taken by the Board may be taken by the Board without a meeting subject to the applicable approval rights of the Directors. Such action by written consent shall have the same force and effect as an action taken at a meeting of the Board. If the written consent is not delivered to all Directors more than forty-eight (48) hours prior to the time of the taking of such action, the action shall not be taken until forty-eight (48) hours have elapsed from the time notice of the approval of the written consent was given to all Directors.

6.4 Unanimous Director Approval Rights. The Company shall not, without the prior written approval of all of the Directors:

(a) amend its Certificate or, except as otherwise set forth herein, this Agreement;

(b) (i) issue any ownership or other equity securities of the Company and permit the admission of Additional Stockholders pursuant to Section 4.2; (ii) issue any securities convertible into or exercisable for any equity securities of the Company; (iii) issue any debt convertible into equity securities of the Company; or (iv) enter into any agreement obligating the Company to issue any securities of the Company;

(c) change the number of Directors authorized hereunder;

(d) pay any dividend or distribution to its Stockholders or repurchase any capital securities of any of its Stockholders other than on a pro rata basis or otherwise in accordance with the terms of this Agreement;

(e) approve the annual budget;

(f) enter into any transaction with any holder of the Company’s capital securities or an Affiliate or a family member of the Company or any Stockholder;

(g) (1) liquidate, wind-up or dissolve itself, or (2) sell, convey, transfer, assign, lease, abandon or otherwise dispose (including in a sale and leaseback) (in one transaction or in a series of transactions), voluntarily or involuntarily, substantially all of its assets;

(h) conduct any business activity other than operating a cannabis business in New Jersey; and

(i) fail to comply with Applicable Law (including, without limitation, CRC regulations).

6.5 Investor Director Approval Rights. The Company shall not, without the prior written approval of the Investor Director:

(a) declare, make, or pay any dividend or distribution to Stockholders on account of their Stock or otherwise (other than normal salaries consistent with the Company’s past practices);

(b) enter into or be a party to any transaction with any Affiliate of the Company or any Stockholder other than any transaction which is made on an arms-length basis, as reasonably determined by the Investor Director;

(c) authorize Additional Stock Payments;

(d) permit the Transfer of any Stock to any third party other than a Permitted Transfer;

(e) authorize or effect a Deemed Liquidation Event;

(f) delegate the authority to execute and deliver contracts and instruments binding upon the Company to any Director or officer of the Company;

(g) enter into or amend any agreements (whether written or oral) involving consideration in excess of One Thousand Dollars ($1,000), individually, or Ten Thousand Dollars ($10,000), in the aggregate;

(h) incur any Indebtedness or other liabilities outside of the ordinary course of business, or in excess of One Thousand Dollars ($1,000), individually, or Ten Thousand Dollars ($10,000), in the aggregate;

(i) adopt or amend any Equity Incentive Plan, phantom equity plan, or other incentive plan of the Company;

(j) guarantee any Indebtedness except for (i) purchase order financing or factoring in connection with the sale of the Company’s products, or (ii) trade accounts of the Company or any Subsidiary arising in the ordinary course of business;

(k) change the cash compensation of any employee or executive by more than five percent (5%) per annum or approve or issue any equity or phantom equity to any Person employed or engaged by the Company;

(l) materially change the principal business of the Company or enter into a line of business that is unrelated to cannabis;

(m) move or relocate any of its assets to any location outside the Company’s current location;

(n) sell, lease, assign, transfer or otherwise dispose of any of its assets, any part thereof or any interest therein, to any Person, and any attempted sale, lease, transfer or other disposition in violation of this provision shall be null and void;

(o) grant, create, incur, assume or permit to exist on any of its assets any liens, security interests, mortgages, claims, rights, encumbrances or restrictions of any kind;

(p) make any loan to, or any investment in, any Person or provide any Person with a cash payment in exchange for capital securities, indebtedness or any other security (including, without limitation, any security convertible or exchangeable into or exercisable for any capital securities);

(q) create any subsidiary or Affiliate of the Company;

(r) fail to preserve and maintain all of its licenses and permits, and take such further action as is reasonably necessary to obtain all licenses necessary to conduct the business of the Company;

(s) transfer to any Person any conditional or other license or enter into any agreement or understanding to transfer any of the economic benefits of such licenses to any Person, including without limitation, through a management services or similar agreement;

(t) repurchase any capital securities of any of its Stockholders;

(u) fail to obtain property and liability insurance in amounts and with coverage customary for similar businesses similarly situated or fail to keep in full force and effect such insurance;

(v) fail to pay required fees, taxes and other amounts due other than amounts being contested in good faith by appropriate proceedings;

(w) (1) enter into any merger or consolidation or joint venture, (2) sell, convey, transfer, assign, lease, abandon or otherwise dispose (including in a sale and leaseback) (in one transaction or in a series of transactions), voluntarily or involuntarily, any of its assets (tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse) other than sales of inventory in the ordinary course of business, or (3) acquire all or substantially all of the assets constituting a business, division, branch or other unit of operation of any Person;

(x) make or commit to make any capital expenditures other than capital expenditures made in the ordinary course of business or approved in the annual budget;

(y) create, or hold capital securities in, any subsidiary, or sell, transfer or otherwise dispose of any capital securities of any direct or indirect subsidiary, grant any right to acquire any capital securities or voting interest in any direct or indirect subsidiary, or permit any direct or indirect subsidiary to issue any capital securities or sell, lease, transfer, exclusively license or otherwise dispose of (in a single transaction or series of related transactions) all or substantially all of the assets of such subsidiary to any Person;

(z) through any representative or otherwise, (1) provide any information or make any proposal or request to any Person other than the Investor concerning the sale of any Stock or other security of the Company or any assets of the Company, or (2) solicit, discuss, consider, or accept any proposal or request from any Person other than the Investor Stockholder concerning such an acquisition; and

(aa) use the proceeds from payment of the Stock Purchase Price for any purpose other than (i) to fund the construction and operating expenses of the Facility or payment of expenses of the Company, which were approved in the annual budget, or (ii) to reimburse Caitlin Blackwell in the amount of $100,000 for expenses previously incurred in connection with the Company.

6.6 Additional Obligations of the Founding Directors. Notwithstanding anything to the contrary, the Founding Directors shall (a) cause the Company to diligently pursue all licensing and other governmental or regulatory approvals that are necessary or desirable in connection with the business of the Company; (b) do all things reasonably necessary to preserve and to keep in full force and effect the Company’s existence, rights, and privileges; (c) inform the Investor Stockholder of: (i) all material adverse changes in the Company’s financial condition; and (ii) all existing and all threatened litigation, claims, investigations, administrative proceedings, or similar actions affecting the Company; (d) accurately maintain the Company’s books and records to present fairly, on a consistent basis, and in all material respects, the financial condition of the Company, and furnish the Investor Stockholder with such financial and additional information and statements, including confirmation of paid obligations (e.g., tax obligations), as the Investor Stockholder may request from time to time; (e) cause the Company to pay and discharge when due all of its indebtedness and obligations, including, without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon the Company or its properties, income or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of the Company’s properties, income or profits; and (f) cause the Company to comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities, applicable to the conduct of the Company’s business and operations including, without limitation the CRC.

6.7 Reimbursement; Equity Incentive Plans. Each Director shall be reimbursed by the Company for reasonable travel and other expenses incurred in attending or participating in meetings of the Board or otherwise fulfilling such Director’s duties as a Director and each Director shall be eligible to participate in any Equity Incentive Plans as agreed by the Board.

6.8 Limitations on Powers of Stockholders. The Stockholders shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Certificate and except as expressly required by the Act. No Stockholder, acting solely in the capacity of a Stockholder, is an agent of the Company, nor does any Stockholder, unless expressly authorized in writing to do so by the Board, have any right, power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

6.9 Committees of the Board. The Board may from time to time establish committees of the Board for specific purposes and delegate the power to take actions and make decisions with respect to specific matters to the Directors comprising any such committee, subject to the requirements of Applicable Law.

6.10 Term; Removal, Replacement of Directors. Each Director elected hereunder shall serve as a Director until such Director dies, resigns or is removed as provided herein. Any Director may be removed at any time by the other Directors for Cause or by the Person(s) then entitled to elect such Director pursuant to Section 6.2 in the manner set forth therein. A Director shall be replaced by the Person(s) then entitled to elect a Director pursuant to Section 6.2, provided that any Director removed for Cause may not be reelected.

6.11 Officers. Subject to this ARTICLE 6, the Board may appoint officers at any time. The officers of the Company may include a Chief Executive Officer and such other officers as may be deemed necessary by the Board from time to time. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as shall be determined from time to time by the Board. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Board at any time

ARTICLE 7

DISTRIBUTIONS

7.1 Distributions. Subject to Article 10 (which governs distributions made following the dissolution of the Company) and Section 11.1 (which governs distributions following a Deemed Liquidation Event), all distributions shall be made from Cash Available for Distribution in amounts determined by the Board in the following order to the Stockholders based upon the terms and condition for each class of Stock held by each Stockholder but absent any special allocation among the classes of Stock all distributions to Stockholders shall be made in the following priority: (i) first to repayment of any Default Loans in accordance with the terms of Section 5.2.2, first to accrued but unpaid interest, then to principal, then (ii) to the Stockholders pro rata in accordance Stockholder’s Percentage Interest.

7.2 Restrictions on Distributions. The following restrictions on distributions shall apply:

7.2.1 The Company shall not make any distribution to the Stockholders unless, immediately after giving effect to the distribution, that: (i) the Company would not be able to pay its debts as they became due in the usual course of business, or (ii) the Company’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed if the Company were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of Stockholders, whose preferential rights are superior to the rights of Stockholders receiving the distribution.

7.2.2 The Company shall not make any distribution to the Stockholders unless, immediately after giving effect to the distribution, the Company shall have sufficient cash available to meet the reasonably anticipated needs of the Company, as such needs are determined in the sole discretion of the Board.

7.2.3 The Company shall not make any distribution to the Stockholders to the extent such distribution would result in a default under, or a violation of or cause the acceleration of any Indebtedness under, any credit or loan agreement with the Company.

7.2.4 The Company and the Directors may base a determination that a distribution is not prohibited under Section 7.2 either on: (i) financial statements prepared based on accounting practices and principles that are reasonable in the circumstances or (ii) a fair evaluation or other method that is reasonable in the circumstances.

7.3 Return of Distributions. Stockholders and Assignees who receive distributions made in error or in violation of the Act or this Agreement shall hold such improper distributions in trust for, and promptly return such improper distributions to, the Company. Except for such improper distributions, no Stockholder or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company.

7.4 No Other Withdrawals. Except as provided in this Agreement, no withdrawals or distributions shall be required or permitted.

ARTICLE 8

ACCOUNTING AND RECORDS

8.1 Books and Records. The books and records of the Company shall be maintained in a fashion that facilitates income tax reporting. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office all of the following:

8.1.1 A current list of the full name and last known business or residence address of each Stockholder and Assignee set forth in alphabetical order, together with the Stock Purchase Price and Stock of each Stockholder and Assignee;

8.1.2 A current list of the full name and business or residence address of each Director;

8.1.3 A copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed;

8.1.4 Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

8.1.5 A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

8.1.6 Copies of the financial statements of the Company, if any, for the four (4) most recent Fiscal Years; and

8.1.7 The books and records of the Company as they related to the internal affairs of the Company for at least the current and last four (4) Fiscal Years.

8.2 Delivery to Stockholders and Inspection. Upon the request of any Stockholder or Assignee, for purposes solely related to the interest of that Person as a Stockholder or Assignee, the Board shall make available to the requesting Stockholder or Assignee, during the Company’s regular business hours and at the expense of such Stockholder or Assignee, the information required to be maintained pursuant to Section 8.1. Any information so obtained or copied shall be kept and maintained in strict confidence except as required by law.

8.3 Reliance on Books and Records. Any Stockholder shall be fully protected in relying in good faith upon the records and books of account of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Stockholders or employees, or by any other Person, as to matters the Stockholder reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Stockholders might properly be paid.

ARTICLE 9

LIABILITY, EXCULPATION AND INDEMNIFICATION;

COVENANTS

9.1 Liability, Exculpation and Indemnification.

9.1.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

9.1.2 Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Stockholders might properly be paid.

9.1.3 Duties and Liabilities of Covered Persons. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Parties hereto to replace such other duties and liabilities of such Covered Person.

9.1.4 Indemnification. To the fullest extent permitted by Applicable Law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of (a) any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company or its subsidiaries and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, or (b) the conduct of the business of the Company; provided, however, that any indemnity under this Section 9.1.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof. Notwithstanding the foregoing, nothing in this Section 10.4 shall in any way invalidate, preempt or otherwise terminate any indemnification obligations of any Party contained in the Purchase Agreement.

9.1.5 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this ARTICLE 9.

9.1.6 Insurance.

(a) The Company may purchase insurance, to the extent and in such amounts as the Board shall deem reasonable, on behalf of Covered Persons and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or its subsidiaries or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Board and the Company may, and upon the request of Investor Stockholder shall, enter into indemnity agreements with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 9.1.5 and containing such other procedures regarding indemnification as are appropriate. Upon the occurrence of a Deemed Liquidation Event in which the Company merges with another entity and is not the surviving entity, or the Company transfers all of its assets, proper provisions shall be made so that successors of the Company assume the Company’s obligations with respect to indemnification of the Board.

(b) In addition to the foregoing, the Company shall purchase and at all times maintain (i) insurance for general liability and property damage in coverage amounts deemed reasonably acceptable to the Board and (ii) director’s and officer’s insurance with a carrier and in an aggregate coverage amount deemed reasonably acceptable to the Board.

9.1.7 Permissive Indemnification. The Company (with the approval of the Board) may, but shall not be obligated to, indemnify any Person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any action or proceeding by reason of the fact that such Person was or is a Stockholder, Director, officer, employee, or agent of the Company, to the same extent as provided in Section 9.1.4 with respect to the Covered Persons set forth therein or to such lesser extent and upon such terms and conditions as the Board deems appropriate.

9.1.8 Savings Clause. If this Section 9.1 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered to the fullest extent permitted by Applicable Law.

9.2 Corporate Opportunities; Non-Solicitation.

9.2.1 Corporate Opportunities. Except as set forth in this Section 9.2, nothing in this Agreement shall be deemed to restrict in any way the rights of any Stockholder, or of any Affiliate of any Stockholder, to conduct any other business or activity whatsoever, and no Stockholder shall be accountable to the Company or to any other Stockholder with respect to that business or activity. The organization of the Company shall be without prejudice to the Stockholders’ (except as set forth in Section 9.2) respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Stockholder waives any rights the Stockholder might otherwise have to share or participate in such other interests or activities of any other Stockholder or the Stockholder’s Affiliates.

9.2.2 Non-Competition. Unless otherwise approved by the Board including the Investor Director, at any time that a Founding Director is a Director or an Affiliate of a Founding Director is a Stockholder, and for a period of twelve (12) months following termination of such status and/or ownership for any reason, such Person will not, directly or indirectly, own, manage, operate, control, finance, be employed by, serve as an independent contractor to, or participate in the ownership, management, control or financing of, or be connected as a principal, representative, investor, owner, partner, manager, director, employee or independent contractor, with, any business or enterprise that engages in the business of cultivation of cannabis in the State of New Jersey; provided, however, that nothing in this Section 9.2.2 will restrict any Person from owning less than five percent (5%) of any publicly traded corporation.

9.2.3 Non-Solicitation. Unless otherwise approved by the Board including the Investor Director, at any time that a Person is a Stockholder or Director, and for a period of twelve (12) months after termination of such ownership for any reason, such Person will not, directly or indirectly (a) solicit, divert, or take away, or attempt to solicit, divert, or take away, any Person that was or is at the time of such termination a customer, client, supplier, lessor, licensor, or other business associate or relationship of the Company, or (b) solicit the employment or services of any Person that is employed by, or provides services to, the Company during such non-solicitation period.

9.2.4 Acknowledgement of Reasonableness. The Stockholders acknowledge and agree that the duration and scope of the obligations described in this Section 9.2, are fair, reasonable and necessary in order to protect the Company’s goodwill and legitimate business interests. If, however, any court of competent jurisdiction determines for any reason that the duration or scope of any of these obligations is unreasonable, or that such provision is unenforceable for any reason, such provision may be modified or rewritten by such court to the extent that such obligations will be deemed valid and enforceable.

9.3 Confidential Information.

9.3.1 Each Stockholder acknowledges that during the term of this Agreement, such Stockholder and its Affiliates will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, trade secrets, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists and other business information and documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Stockholder acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Stockholder is subject, no Stockholder shall, directly or indirectly, disclose or use (other than solely for the purposes of such Stockholder monitoring and analyzing its investment in the Company or performing its duties as a Director, officer, employee, consultant or other service provider of the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association or employment with the Company or thereafter, any Confidential Information of which such Stockholder is or becomes aware. Each Stockholder in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

9.3.2 The restrictions of Section 9.3.1 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder in violation of this Agreement; (ii) is or becomes available to a Stockholder or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Stockholder and any of its Representatives in compliance with this Agreement; (iii) is or has been independently developed or conceived by such Stockholder without use of Confidential Information; or (iv) becomes available to the receiving Stockholder or any of its Representatives on a non-confidential basis from a source other than the Company, any other Stockholder or any of their respective Representatives; provided, however, that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement with the disclosing Stockholder or any of its Representatives.

9.3.3 Return of Confidential Information. Any Stockholder or Director whose Interest is terminated shall at such time deliver to the Company all memoranda, notes, plans, records, reports (including, without limitation, all business plans, financial projections and financial models), computer files, software and other documents and data relating to the Confidential Information which such Stockholder has in its/his/her possession or under such Stockholder’s control.

9.3.4 Non-Disclosure and Proprietary Rights Agreement. Each current Stockholder (including, without limitation, the Founder and the Investor Stockholder), Director, employee and independent contractor of the Company shall enter into a binding, written agreement whereby such Person (i) agrees to the obligation set forth in Section 9.3.1, (i) assigns to the Company any ownership interest and right they may have in the intellectual property of the Company; and (ii) acknowledges the Company’s exclusive ownership of all such intellectual property.

9.3.5 Disclosure of any such information of Company shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (i) any Stockholder or Director shall first have given prompt notice to the Company of any such possible or prospective order (or proceeding pursuant to which any such order may result); (ii) the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure; and (iii) the Company is present at any time any such disclosure is made.

9.3.6 Each Stockholder and Director understands that nothing contained in this Agreement, limits such Person’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state or local governmental agency or commission (“Government Agencies”). Each Stockholder and Director further understands that this Agreement does not limit such Person’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit a Stockholder’s or Director’s right to receive an award for information provided to any Government Agencies.

9.3.7 Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

9.3.8 The provisions of this Agreement including those provisions of Sections 9.2 – 9.3 shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. Each Party agrees that the breach or alleged breach by the Company of (i) any covenant contained in another agreement (if any) between the Company and Stockholders and Directors or (ii) any obligation owed to any Stockholder or Director, shall not affect the validity or enforceability of the covenants and agreements of Stockholder or Director set forth herein. In the event that a court or arbitrator finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the Stockholders, Directors, and the Company agree that the court or arbitrator shall read this Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. If the court or arbitrator declines to enforce this Agreement in the manner provided in the preceding sentence, the Stockholders, Directors, and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and the Stockholders, Directors, and the

Company agree to be bound by this Agreement as modified. Furthermore, the Parties agree that the market for the company’s products and services is the geographic area inclusive of the State of New Jersey.

ARTICLE 10

DISSOLUTION AND TERMINATION

10.1 Termination. The Company shall be dissolved, its property disposed of and its affairs wound up upon the first to occur of the following:

(a) the entry of a decree of judicial dissolution under the Act; or

(b) any Deemed Liquidation Event, after the final distribution of any proceeds thereof to the Persons entitled thereto.

10.2 Authority to Wind Up. The Board shall have all necessary power and authority required to marshal the assets of the Company, to pay the Company’s creditors, to establish reasonable reserves for contingent liabilities of the Company, to distribute assets and otherwise wind up the business and affairs of the Company. In particular, the Board shall have the authority to continue to conduct the business and affairs of the Company insofar as such continued operation remains consistent, in the judgment of the Board, with the orderly winding up of the Company.

10.3 Winding Up; Articles of Dissolution. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Stockholders. Upon the completion of winding up of the Company, Articles of Dissolution shall be filed with the New Jersey Secretary of State.

10.4 Distribution of Property. Upon dissolution and winding up of the Company, the affairs of the Company shall be wound up and the Company liquidated by the Stockholders. The assets of the Company shall be applied to pay creditors of the Company in the order of priority provided by law. Any remaining assets shall be distributed to the Stockholders in accordance with ARTICLE 11.

ARTICLE 11

DEEMED LIQUIDATION EVENTS

11.1 Deemed Liquidation Event Distributions. In the event of a Deemed Liquidation Event, all proceeds received or deemed received (which shall be the aggregate consideration payable to Stockholders or received by the Company together with all other available assets of the Company in connection with any Deemed Liquidation Event) by the Company in connection with such Deemed Liquidation Event (after the full payment of any creditors of the Company and the establishment of reasonable reserves for contingent liabilities of the Company, to the extent required by law or in the Board’s reasonable discretion in accordance with ARTICLE 10) shall, promptly after the Company’s receipt or deemed receipt thereof, be distributed to the Stockholders based upon the terms and condition for each class of Stock held by each Stockholder but absent any special allocation among the classes of Stock all distributions to Stockholders shall be pro rata in accordance with each Stockholder’s Percentage Interest.

11.2 Distribution of Non-Cash Proceeds. To the extent that the proceeds from a Deemed Liquidation Event are in a form other than cash, such non-cash proceeds shall be, in the Board’s discretion, either (a) reduced to cash or some other easily divisible and reasonably liquid asset for subsequent distribution among Stockholders in accordance with Section 11.1 or (b) distributed among Stockholders in accordance with Section 11.1. To the extent that non-cash proceeds from a Deemed Liquidation Event are not reduced to cash or other liquid asset and are distributed to the Stockholders, distributions under Section 11.1 shall be made in a manner such that the Stockholders receive based upon the terms and condition for each class of Stock held by each Stockholder but absent any special allocation among the classes of Stock all distributions to Stockholders shall be pro rata in accordance with each Stockholder’s Percentage

Interest. The value of such non-cash proceeds shall be equal to the Fair Market Value of the non-cash proceeds at the time of the distribution as determined in good faith by the Board.

11.3 Distribution of Unused Reserves. To the extent any proceeds of a Deemed Liquidation Event are set aside as a reserve against contingent liabilities and are not used to satisfy such liabilities and are subsequently distributed, such unused proceeds shall be distributed to the Stockholders in accordance with Section 11.1, as if such amounts had been distributed immediately following the receipt of the proceeds of the Deemed Liquidation Event and no such reserves had been established, but taking into account all other distributions made prior to or contemporaneously with such distribution of unused reserves.

ARTICLE 12

ADDITIONAL RIGHTS REGARDING THE TRANSFER OF STOCK

12.1 Rights of First Refusal. Other than in the case of any Permitted Transfer, each time any Stockholder that owns less than forty-nine percent of the issued and outstanding Stock (or its Permitted Transferee) (the “Transferring Stockholder”) proposes to transfer all or any portion of its Stock (or is required to do so by operation of law or other involuntary means except as otherwise set forth in this Agreement), such Stockholder shall first comply with the following provisions and the provisions of Section 12.2 below:

12.1.1 The Transferring Stockholder shall deliver a written notice (the “Transfer Notice”) to the other Stockholders and the Company stating (i) the Transferring Stockholder’s bona fide intention to transfer such Stock, (ii) the Stockholder’s Percentage Interest to be transferred, (iii) the purchase price and terms of payment for which the Transferring Stockholder proposes to transfer such Stock, and (iv) the name and address of the proposed transferee (the “Proposed Transferee”).

12.1.2 For a period of thirty (30) Business Days after receipt of the Transfer Notice, the Company shall have the right, but not the obligation, to elect to purchase all or any portion of the Stock upon the price and terms of payment designated in the Transfer Notice. If the Transfer Notice provides for the payment of non-cash consideration, the Company may elect to pay the consideration in cash equal to the good faith estimate of the present Fair Market Value of the non-cash consideration offered as determined by the Board. Within thirty (30) Business Days after receipt of the Transfer Notice, the Board on behalf of the Company, to the extent the Company is electing to purchase the Stock pursuant to this Section 12.1.2, shall notify the Transferring Stockholder and the non-Transferring Stockholders in writing of the Company’s intent to purchase all or any portion of the Stock proposed to be so transferred. The failure of the Company to submit a notice within the applicable period shall constitute an election on the part of the Company not to purchase any of the Stock which may be so transferred.

12.1.3 If the Company does not elect to purchase all of the Stock proposed to be transferred within the thirty (30)-day period described in Section 12.1.2, the other Stockholders shall have the right, but not the obligation, to elect to purchase any remaining portion of such Stock (the “Remaining Stock”) upon the price and terms of payment designated in the Transfer Notice. If the Transfer Notice provides for the payment of non-cash consideration, the other Stockholders each may elect to pay the consideration in cash equal to the good faith estimate of the present Fair Market Value of the non-cash consideration offered as determined by the Board. Within fifteen (15) Business Days following the expiration of the thirty (30)-day period described in Section 12.1.2, each Stockholder electing to purchase the Remaining Stock pursuant to this Section 12.1.3 shall notify the Board and the Transferring Stockholder in writing of such Stockholder’s desire to purchase a portion of the Remaining Stock. The failure of any Stockholder to submit a notice within the applicable period shall constitute an election on the part of that Stockholder not to purchase any of the Remaining Stock. The Stockholder’s Percentage Interest that each Stockholder shall be entitled to purchase pursuant to this Section 12.1.3 shall be determined based upon the proportion that the Stockholder’s Percentage Interest of such Stockholder bears to the aggregate of the all of the Stockholders’ Percentage Interests electing to purchase the Remaining Stock. In the event any

Stockholder elects to purchase none or less than all of such Stockholder’s pro rata share of such Remaining Stock, then the other Stockholders may elect to purchase more than their pro rata share.

12.1.4 If the Company and the other Stockholders elect to purchase or obtain any or all of the Stock designated in the Transfer Notice, then (a) the closing of such purchase shall occur no later than ninety (90) calendar days after the date of the Transfer Notice and (b) the Transferring Stockholder, the Company, and the other Stockholders, as applicable, shall execute such documents and instruments and make such deliveries as may be reasonably required to consummate such purchase.

12.1.5 Subject to Section 12.2 below, if the Company and the other Stockholders elect not to purchase or obtain, or default in their obligation to purchase or obtain, the Stock which they have elected to purchase, then the Transferring Stockholder may transfer any such Stock not so purchased to the Proposed Transferee; provided that such Transfer (a) is completed within sixty (60) calendar days after the expiration of the Company’s, and the other Stockholders’ rights to purchase such Stock (as set forth in Sections 12.1.2, 12.1.3 and 12.1.4 above), (b) is made on terms not more materially favorable to the Proposed Transferee than as designated in the Transfer Notice, and (c) complies with Sections 4.3, 4.4 and 12.2. If the Stock described in the Transfer Notice is not so transferred, the Transferring Stockholder must give notice in accordance with this Section 12.1 prior to any other or subsequent transfer of such Stock.

12.2 Right of Co-Sale. Other than in the case of any Permitted Transfer, and subject to prior compliance with Section 12.1, each Transferring Stockholder shall, prior to consummating any transfer of Stock to a Proposed Transferee, offer each Stockholder the opportunity (the “Right of Co-Sale”) to sell their Stock pursuant to this Section 12.2.

12.2.1 With respect to any transfer by a Transferring Stockholder to a Proposed Transferee, each Stockholder shall have the right to require the Proposed Transferee to purchase from such Stockholder (in lieu of a portion of the Stock to be transferred by the Transferring Stockholder) a pro rata portion of its Stock, based on the aggregate Stockholder’s Percentage Interest held by such Stockholder, as compared with the Stockholder’s Percentage Interest held by the Transferring Stockholder. Any Stock transferred by a Stockholder pursuant to this Section 12.2 shall be paid for at the same price and upon the same terms and conditions as those in the proposed Transfer. Such terms and conditions shall not include the making of any representations and warranties, indemnities or other similar agreements other than representations and warranties with respect to title of the Stock being sold and authority to sell such Stock and indemnities directly related thereto.

12.2.2 The Right of Co-Sale may be exercised by each Stockholder by delivery of a written notice to the Transferring Stockholder (the “Co-Sale Notice”) within sixty (60) calendar days following such Stockholder’s receipt of the Transfer Notice pursuant to Section 12.1.1. The Co-Sale Notice shall state the Stockholder’s Percentage Interest that such Stockholder proposes to include in the proposed transfer and the additional Stockholder’s Percentage Interest, if any, that such Stockholder wishes to transfer to the Proposed Transferee if the other Stockholders elect not to fully exercise such right. If the Co-Sale Notice is received by the Transferring Stockholder during the sixty (60)-day period referred to above and the Proposed Transferee does not purchase all of the Stock set forth therein on the same terms and conditions as specified in the Notice of Transfer, then the Transferring Stockholder shall not be permitted to sell any Stock to the Proposed Transferee in the proposed transfer. If no Co-Sale Notice is received by the Transferring Stockholder during the sixty (60)-day period referred to above, the Transferring Stockholder shall have the right, for a period of thirty (30) calendar days after the expiration of such sixty (60)-day period, to transfer the Stock specified in the Transfer Notice substantially on the terms and conditions stated therein (and, if such Stock are not so transferred, the Transferring Stockholder must give notice in accordance with Section 12.1 prior to any other or subsequent transfer of such Stock). If a Co-Sale Notice is received by the Transferring Stockholder during the sixty (60)-day period referred to above and the Proposed Transferee has agreed to purchase all of the Stock proposed to be transferred pursuant to such Co-Sale Notice, the

Stockholder who delivered such Co-Sale Notice shall timely deliver to the Proposed Transferee, against payment of the total purchase price for the securities to be purchased, the appropriate instruments of transfer.

12.2.3 No Adverse Effect. The exercise or non-exercise by any Party of such Party’s rights pursuant to Section 12.2 shall not adversely affect the rights of such Party to participate in any subsequent Transfer of Stock by any Stockholder.

12.3 Permitted Transactions. Notwithstanding any other provision of this Agreement, the provisions of Section 12.1 and Section 12.2 shall not apply to any Permitted Transfer; provided, however, that in the case of any Permitted Transfer, (a) the transferring Party shall inform the Company of such Transfer prior to effecting such Permitted Transfer, and (b) the transferee shall agree in writing to be bound by and comply with the terms and conditions of this Agreement as a condition to the effectiveness of any such Transfer. Notwithstanding the foregoing, if at any time a transferee ceases to be an Affiliate of the transferring Stockholder that is wholly-owned, directly or indirectly, by the ultimate parent of such transferring Stockholder, the Company, such transferring Stockholder and such transferee shall take such action as is necessary to cause there to be an immediate and unconditional reconveyance of the Stock to either (in the sole discretion of such transferring Stockholder) the ultimate parent of such transferring Stockholder or any wholly-owned Affiliate of such ultimate parent entity.

12.4 Bring-Along Right.

12.4.1 Sale of Stock. In the event that (a) any Person who is not an Affiliate of any Stockholder (a “Buyer”) makes a bona fide offer to effect a Deemed Liquidation Event, and (b) the Board including the Investor Director determines to accept such offer, then each Stockholder shall sell, transfer or exchange all of the Bring-Along Stock (as defined below) beneficially owned by such Stockholder to the Buyer on the same terms and conditions as each other Stockholder or, if applicable, shall agree to a sale of all or substantially all of the assets of the Company to the Buyer (any of the foregoing, a “Bring-Along Sale”). For purposes of this Section 12.4, the term “Bring-Along Stock” shall mean all Stock including, without limitation, all Stock issued or issuable upon the exercise of any warrant or option or upon the conversion of any Convertible Securities (and, in the case of any warrant or option to acquire Convertible Securities, the Stock issuable upon the exercise of such warrant or option and conversion of such Convertible Securities).

12.4.2 Consideration for Sale of Stock. The proceeds from a Bring-Along Sale shall be distributed in accordance with the distribution waterfall set forth in ARTICLE 11 as if the transaction were a Deemed Liquidation Event. Subject to the foregoing, each Stockholder shall receive the same form and amount of consideration for each Bring-Along Stock sold in a Bring-Along Sale. In the case of any Bring-Along Stock issuable upon the exercise of a right or option to acquire Stock or Convertible Securities, the exercise price required to be paid to exercise such right or option shall be deducted from the consideration to be received in the Bring-Along Sale; provided, however, that if such exercise price is greater than the consideration to be received, the right or option shall be canceled without any payment to the holder.

12.4.3 Further Actions. Each Stockholder hereby agrees to execute such agreements, powers of attorney, voting proxies or other documents and instruments as may be necessary to consummate any proposed Bring-Along Sale. Each Stockholder shall be obligated to make customary and lawful representations and warranties with respect to any proposed Bring-Along Sale, including representations and warranties regarding such Stockholder’s authority to transfer the Bring-Along Stock subject to the Bring-Along Sale, the absence of conflicts with other agreements that would prevent such transfer and such Stockholder’s title to the Bring-Along Stock transferred. Each Stockholder will make such representations, warranties and covenants as may be reasonably required by the Buyer, and shall be obligated to indemnify the Buyer with respect to breaches of such representations, warranties and covenants. Each Stockholder further agrees to timely take such other actions as the Board may request to enforce such Stockholder’s obligation to sell its Bring-Along Stock, and shall execute all documents and take all actions necessary in connection therewith as are otherwise requested by the Board in connection with the approval and consummation of the Bring-Along Sale, including voting such Stockholder’s Stock in favor of such Bring-Along Sale and waiving any appraisal or dissenters rights, and causing, to the extent lawfully permissible, the Board designated by such Stockholder, if any, to approve of or consent to the Bring-Along Sale. Notwithstanding the foregoing, a Stockholder will not be required to comply with the provisions of this Section 12.4.3 in connection with any Bring-Along Sale unless such Stockholder’s liability is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Stockholder of any of identical representations, warranties and covenants provided by all Stockholders) and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Bring-Along Sale.

12.4.4 Payments. Each Stockholder shall pay its pro rata portion (based on the total value of the consideration received by such Stockholder compared to the aggregate consideration received by all Parties in the transaction) of the costs of any Bring-Along Sale to the extent that such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the Buyer.

12.5 Pre-Emptive Rights.

12.5.1 Generally. Each Stockholder shall be entitled to receive notice of, and participate in, at the same price and on the same terms, any sales by the Company of newly issued Stock for value from and after the Effective Date so that each such holder may maintain its then current Stockholder’s Percentage Interest in the Company; provided, however, that the issuance of Stock upon the exercise of options granted under any Equity Incentive Plan or arrangement adopted by the Company in accordance with the terms of this Agreement shall not be deemed to be “sales” within the meaning of this Section 12.5.

12.5.2 Notice of Sales. If the Company proposes to sell newly issued Stock for value from and after the Effective Date, the Company must first provide written notice of such proposed sale (the “Stock Sale Notice”) to each Stockholder. The Stock Sale Notice shall state the Stock proposed to be sold, the Stockholder’s Percentage Interest proposed to be sold, the purchase price thereof and any other material terms or conditions of the offering. Each recipient of Stock Sale Notice shall be entitled to elect to purchase up to Stockholder’s Percentage Interest proposed to be sold as shall be required to maintain such Stockholder’s Percentage Interest in the Company plus such recipient’s pro rata share of any offered securities subject to the pre-emptive rights granted under this Section 12.5 which are not purchased by other Stockholders by providing written notice to the Company within fifteen (15) Business Days after the date of the Stock Sale Notice (the “Stock Sale Election Period”).

12.5.3 Consummation of Sales. The Company must consummate the sale of the Stock to those recipients of the Stock Sale Notice who elect to purchase the Stock within twenty (20) Business Days after the expiration of the Stock Sale Election Period unless the Company and the recipient mutually agree to a different schedule for closing. After the Company has sold all of the Stock requested by the recipients of the Stock Sale Notice, the Company shall be entitled to sell any Stock referenced in the Stock Sale Notice not otherwise purchased by the recipients of the Stock Sale Notice; provided, however, that if the Company does not consummate the sale of all such remaining Stock within thirty (30) Business Days after the expiration of the Stock Sale Election Period, the Company must first again comply with the requirements of this Section 13.6 before selling any Stock which is unsold (or for which the Company has not received an irrevocable written purchase commitment) at the end of such thirty (30)-day period.

12.6 Call Option.

12.6.1 At any time after the second anniversary of the date that Investor Stockholder has exercised its option to purchase an additional twenty-one percent (21%) of the equity of the Company and therefore holds a Stockholder Percentage Interest of no less than seventy percent (70%), then the Investor Stockholder shall have the right, but not the obligation, to deliver to the other Stockholders (the “Selling Stockholders”) a written notice to purchase the Selling Stockholders’ entire Stock for a purchase price equal to the Call FMV (as determined in accordance with Section 12.7) multiplied by each Selling Stockholders’ Percentage Interest (the “Call Price”).

12.6.2 Each of the Selling Stockholders shall, at the closing of such sale (“Call Closing”), represent and warrant to the Investor Stockholder (the “Purchasing Stockholder”) that (i) each Selling Stockholder has full right, title and interest in and to such Stock, (ii) each Selling Stockholder has all necessary power and authority and has taken all necessary action to sell such Stock as contemplated by this Section 12.6, and (iii) such Stock is free and clear of any Encumbrance other than those arising as a result of or under the terms of this Agreement.

12.6.3 Subject to Section 12.6.4, the Call Closing shall take place no later than sixty (60) Business Days following receipt by the Selling Stockholder or the Investor Stockholder of the notice under Section 12.6.1 on a date specified by the Purchasing Stockholder (the “Call Closing Date”); provided that the Purchasing Stockholder shall give the Selling Stockholders at least ten (10) Business Days’ written notice of the Call Closing Date.

12.6.4 The Purchasing Stockholder shall, in its sole and absolute discretion, have the right to select one of the following alternatives to pay the Call Price: (a) one hundred percent (100%) in cash or other same day funds, or (b) (i) wire transfer of immediately available funds of at least 60% of the Call Purchase Price to an account designated in writing by the Selling Stockholder, and (ii) causing Grown Rogue International, Inc. to issue to the Selling Stockholder shares of its common stock with a value equal to the portion of the Call Purchase Price not paid in cash pursuant to subsection (b)(i) (using for this purpose a per share price of the 20-day VWAP of Grown Rogue International, Inc. for the twenty day period prior to the Call Closing; provided that (x) if the Selling Stockholder is a Non-Contributing Stockholder, the Call Purchase Price shall be decreased by the amount of any unpaid Additional Stock Payments or Default Loan, including any accrued but unpaid interest thereon, owed by the Selling Stockholder; and (y) if the Selling Stockholder has funded any Default Loan that remains outstanding, it shall be paid in full by the Purchasing Stockholder, including any accrued but unpaid interest thereon, at the Call Closing. Subject to regulatory limitation including, without limitation, the rules and regulations of any applicable securities exchange, the Selling Stockholder shall have the unbridled right to immediately sell all or any portion of the Grown Rogue International, Inc. without restriction upon the Selling Stockholders receipt of such stock.

12.6.5 At the Closing, the Selling Stockholder shall deliver to the Purchasing Stockholder (i) a certificate or certificates (if any) representing the Stock to be sold, accompanied by an assignment of the certificate to the Purchasing Stockholder or its assignee; (ii) the resignation of each of the Directors the Selling Stockholder appointed to the Board; and (iii) a certificate meeting the requirements of IRS Notice 2018-29 and Treasury Regulations Section 1.1445-2(b) (modified to take into account Code Section 1446(f)) that Selling Stockholder is not a foreign person within the meaning of Code Section 1446(f) or Code Section 1445.

12.6.6 Notwithstanding anything herein to the contrary, each Stockholder agrees that, to preserve the character of the Company and consummate the purchase of the Selling Stockholder’s entire Stock, the Purchasing Stockholder may assign its purchase right or obligation under this Section 12.6 in whole or in part to any Affiliate who, upon the Call Closing, shall become a Stockholder, and that such purchase right or obligation shall be assignable by the Purchasing Stockholder without the consent of the Selling Stockholder.

12.6.7 Without limitation of the other provisions of this Section 12.6, each Stockholder agrees to cooperate and take, and to cause its Affiliates to cooperate and take, all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Selling Stockholder’s Stock by the Purchasing Stockholder pursuant to this Section 12.6.

12.6.8 At any time after the second anniversary of the date that Investor Stockholder has exercised its option to purchase an additional twenty-one percent (21%) of the Company and therefore holds a Stockholder Percentage Interest of no less than seventy percent (70%), then the Founding Stockholders (the "Offeror") may offer to sell all of the Stock owned by Founding Stockholders to the Investor Stockholder (the “Offeree”). The Offeror shall do so by making a written offer to sell all of the Offeror’s Stock ("Offer to Sell") at the price and any other terms and conditions contained in the Offer to Sell. Upon the receipt by the Offeree of the Offer to sell, the Offeree can either: (i) accept the Offer to Sell, (ii) reject the Offer to Sell, or (iii) within sixty (60) days make a written offer itself to sell all of the Offeree’s Stock ("Counteroffer to Sell") at the price per share as stated in the Offer to Sell and upon the terms contained in the Offer to Sell. If the Offeree shall make a Counteroffer to Sell, the Offeror shall buy Offeree’s Stock upon the terms contained in the Counteroffer to Sell. However, in order to prevent the Investor Stockholder from taking advantage of the Founding Stockholder’s then financial condition, the Investor Stockholder agrees that the Founding Stockholder’s payment of the purchase price in the Counteroffer to Sell shall be paid as follows:

(i) seventy-five percent (75%) of the Purchase Price under the Counteroffer to Sell shall be paid to the Investor Stockholder in cash or other same day funds by the Founding Stockholders at the closing of the Counteroffer to Sell; and

(ii) the balance of twenty-five percent (25%) of the Purchase Price shall be in the form of a two (2) year promissory note with the payment of monthly interest at 12.5% and a single balloon payment of the principal and any accrued and unpaid interest thereon. The promissory note shall be secured by a stock pledge agreement for all of the Offeror Stock, including the Stock purchased by the Offeror, provided, however, such note shall be subordinated to any outstanding third-party financing. Any such note or notes shall provide for acceleration of all balances upon default. This note can be paid in full at any time without discount or premium. In the event of a sale of assets of the Company outside the ordinary course of the Company’s business, then the Offeror shall make a principal payment on the note in an amount equal to the lower of: (i) the Offeree’s Percentage Interest in the issued and outstanding Stock prior to sale pursuant to this Section multiplied by the net proceeds received on such sale, or (ii) the remaining balance of the note. The terms herein established may be modified if mutually agreeable by and between the Offeree and Offeror.

A failure to accept the Offer to Sell within the time period described above shall be deemed to be a rejection of the Offer to Sell. If a Stockholder shall fail to perform his/her obligations under this Section, then the aggrieved Party may seek specific performance in any court of competent jurisdiction, and the successful Party in such action shall be entitled to an award of costs and reasonable attorneys’ fees.

12.7 Call FMV. The Stockholders may unanimously agree to the Call FMV, however, if the Stockholders cannot unanimously agree to the Call FMV, then the Call FMV shall be determined by the following process:

12.7.1 No later than ten (10) days after the delivery of a notice under Section 12.6.1, the Stockholders shall each engage one independent investment banking, accounting or valuation firm with experience in the valuation of businesses similar to the business of the Company (each, a “Valuation Firm”) for purposes of determining Call FMV. All fees and expenses of each such Valuation Firm shall be the responsibility of the Stockholder that engaged such Valuation Firm. Each such Valuation Firm shall determine Call FMV in good faith and deliver its calculation of Call FMV not later than the first Business Day that is at least thirty (30) days after the date of delivery of such Call FMV request; provided, that both Valuation Firms shall agree on a date on which to both deliver their calculations and Call FMV shall be determined as of such date (the “FMV Determination Date”). If the higher of the two calculations of Call FMV submitted by the two Valuation Firms is not more than 110% of the lower calculation, then Call FMV shall be the average of the Call FMV calculations of the two Valuation Firms.

12.7.2 If the higher of the two calculations of Call FMV is more than 110% of the lower calculation, then the two Valuation Firms shall jointly select a third Valuation Firm who is independent of,

and not affiliated with, the first two Valuation Firms, and who is not affiliated with, and who has not provided any significant services within the two (2) years preceding the date of the FMV determination request to, any Stockholder or its Affiliates (an “Independent Valuation Firm”), to determine Call FMV. If the two Valuation Firms are unable to agree upon a third Valuation Firm by the tenth (10th) day immediately following the date on which they have both delivered a calculation of Call FMV pursuant to Section 12.7.1 (the “Initial Calculation Date”), the third Valuation Firm shall be selected as follows: Each of the first two Valuation Firms will suggest two (2) potential third Valuation Firms, each of whom shall be an Independent Valuation Firm, for a total of four (4). Each of the first two Valuation Firms shall be entitled to veto one (1) of the other Valuation Firm’s two (2) suggested Valuation Firms. The third Valuation Firm will then be chosen from the remaining two (2) suggested names by a fair and random process. The third Valuation Firm shall be selected no later than fifteen (15) days after the Initial Calculation Date and engaged pursuant to a customary engagement letter no later than twenty (20) days after the Initial Calculation Date. All fees and expenses of the third Valuation Firm shall be shared equally by the Stockholders. The final Call FMV shall be the average of the two of the three Call FMV calculations delivered pursuant to Section 12.7.1 and Section 12.7.2 that are closest in amount.

12.7.3 Any determination of Call FMV pursuant to Section 12.7.1 or Section 12.7.2 shall be final, conclusive and binding on the Stockholders.

12.7.4 To enable the Valuation Firms to conduct the valuations, the Stockholders and the Company shall furnish to the Valuation Firms such information as they may reasonably request regarding the Company, and its assets, properties, financial condition, earnings and prospects.

12.8 Conversion to Corporation. Upon the approval of the including the Investor Director and prior to the closing under the Purchase Agreement, the Company shall be converted (by merger, consolidation, share exchange, transfer of assets or equity or otherwise, as determined by the Board) into a newly formed corporation so as to convert the Company to a corporation, which shall be a Subchapter C corporation for income tax purposes. Such corporation shall have a certificate of incorporation and bylaws which the Board determines are customary for corporations comparable to the Company at the time preserving to the greatest extent possible (a) the relative voting rights, liquidation rights, and other rights, preferences and privileges that exist with respect to the Stock and (b) the liability, exculpation and indemnification provisions set forth in ARTICLE 9 with respect to Covered Persons. The outstanding equity capitalization of the corporation upon consummation of such conversion shall, to the fullest extent possible, be identical to that of the Company immediately prior to such conversion. Upon any conversion of the Company to a corporation pursuant to this Section 12.8, this Agreement shall terminate except as provided in this Section 12.6 and with respect to ARTICLE 9 and any other section hereof that by its terms survives the termination of this Agreement. The Stockholders hereby consent to the conversion of the Company to corporation pursuant to the terms of this Section 12.6 and agree to exchange their Stock for stock in the corporation formed in connection with such corporation as provided herein and to take any actions and execute any documents reasonably requested by the Board in connection with any such conversion.

ARTICLE 13

MISCELLANEOUS

13.1 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if approved unanimously by the Board; provided, however, that no amendment which has a disproportionate and materially adverse effect on any Stockholder shall be approved without the consent of such Stockholder. Notwithstanding the foregoing, the Board may (x) amend the Stockholders Schedule and the Directors Schedule to reflect any changes thereto, and (y) amend this Agreement to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision hereof provided such amendment under this clause (y) does not adversely affect the interests of the Stockholders.

13.2 Assignment. Except as otherwise permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto.

13.3 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Stockholder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions, as reasonably requested by the Board.

13.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (a) the Stockholders and their respective successors and permitted assigns and (b) the Company’s successors and assigns (including, to the extent applicable, any corporation formed upon the conversion of the Company from a limited liability company to a corporation pursuant to the terms hereof).

13.5 Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the Parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future Applicable Law contrary to which the Parties have no legal right to contract, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with such Applicable Law, and all of the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

13.6 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications shall be sent to the respective Parties at the addresses set forth on the signature pages hereto and/or the Stockholders Schedule (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.6).

13.7 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the Parties with respect to the terms and conditions of the transactions referred to herein and therein and supersede all prior or contemporaneous oral or written agreements and understandings between the Parties relating to such subject matter.

13.8 Waiver. No term, condition or provision of this Agreement may be waived except by an express written instrument to such effect signed by the Party hereto to whom the benefit of such term, condition or provision runs. No such waiver of any term, condition or provision of this Agreement shall be deemed a waiver of any other term, condition or provision, irrespective of similarity, or shall constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No failure or delay on the part of any Party hereto in exercising any right, power or privilege under any term, condition or provision of this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

13.9 Partition. Each Stockholder irrevocably waives any right which it may have to maintain an action for partition with respect to property of the Company.

13.10 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Articles” and “Sections” shall refer to corresponding provisions of this Agreement. Whenever the words “including,” “includes” or words of similar import appear in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular shall be deemed to include the plural and vice versa.

13.11 Governing Law. This Agreement shall, in all respects, be construed in accordance with and governed by the laws of the State of New Jersey as applied to agreements among New Jersey residents entered into and to be performed entirely within the State of New Jersey.

13.12 Dispute Resolution.

13.12.1 In the event of any dispute or disagreement between the Parties as to the interpretation of any provision of this Agreement, the Parties shall promptly meet in a good faith effort to resolve the dispute or disagreement. If the Parties do not resolve such dispute or disagreement within thirty (30) calendar days, each Party shall be free to exercise the remedies available to it specifically provided by this Agreement.

13.12.2 Limitation of liability. Notwithstanding any provision of this Agreement to the contrary, neither Party will be entitled in connection with any breach or violation of this Agreement to recover any punitive, exemplary or other special damages or any indirect, incidental or consequential damages, including without limitation damages relating to loss of profit, business opportunity or business reputation, except in each case if and to the extent such damages are claimed by a third party in connection with a matter that is the subject of an indemnification claim asserted under this Agreement except for a breach of Section 9.2 – 9.3. Each Party, as a material inducement to the other Party to enter into and perform its obligations under this agreement, hereby expressly waives its right to assert any claim relating to such damages and agrees not to seek to recover such damages in connection with any claim, action, suit or proceeding relating to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the purchaser and the Company indemnitees any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

13.13 Jurisdiction; Waiver of Jury Trial.

13.13.1 It is the intent of the Parties that any disputes or controversies arising under or in connection with this Agreement be resolved pursuant to mediation and arbitration in accordance with Section 13.12; provided, however, that, to the extent that Section 13.12 is held to be invalid or unenforceable for any reason, and the result is that the Parties hereto are precluded from resolving any claim arising under or in connection with this Agreement pursuant to the terms of Section 13.12, the following provisions shall govern the resolution of all disputes or controversies arising under this Agreement: Any suit, action or proceeding seeking to enforce any provision of, or based on any dispute or matter arising out of or in connection with, this Agreement must be brought in the courts of the State of New Jersey, in Gloucester County. Each of the Parties (a) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (b) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (c) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) will not bring any action relating to this Agreement in any other court, and (e) to the fullest extent permitted by law, voluntarily, knowingly, irrevocably and unconditionally waives any right to have a jury participate in the resolution of any such dispute or matter. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party in accordance with the notice provisions hereof will be deemed effective service of process on such Party.

13.13.2 Spousal Consent. Each Stockholder who has a Spouse on the date of this Agreement shall cause such Stockholder’s Spouse to execute and deliver to the Company a spousal consent in the form of Exhibit B hereto (a “Spousal Consent”), pursuant to which the Spouse acknowledges that he or she has read and understood this Agreement and agrees to be bound by its terms and conditions. If any Stockholder should marry or engage in a Marital Relationship following the date of this Agreement, such Stockholder shall cause his or her Spouse to execute and deliver to the Company a Spousal Consent within thirty (30) days thereof. A Spousal Consent shall not be deemed to confer or convey to a Spouse any rights in a Stockholder’s Interest that do not otherwise exist by operation of law or agreement between the Stockholder and his or her Spouse

13.13.3 Third Party Beneficiaries. The Parties agree that the provisions of this Agreement are intended for the benefit of, and are enforceable by, each Stockholder and their respective successors and permitted assigns and transferees. Except for the provisions of ARTICLE 9, nothing in this Agreement shall be construed as giving any other Person any right, remedy or claim under or in respect of this Agreement or any provision hereof.

13.13.4 Advice of Counsel. Each Party to this Agreement acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation thereof.

13.13.5 Counterparts. This Agreement may be executed in any number of counterparts (each of which may be transmitted via electronic means) with the same effect as if all Parties had signed the same document, all counterparts shall be construed together and shall constitute the same instrument, and all signatures need not appear on any one counterpart.

[Remainder of Page Intentionally Left Blank -- Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first written above.

STOCKHOLDERS:

CMB INVESTCO 609 LLC

By:
Caitlin Blackwell, Manager

Address:

Email:

GARDEN STATE GOLD 609 LLC

By:
Ashley Bohan, Manager

Address:

Email:

Grown Rogue Unlimited, LLC

By:
J. Obie Strickler, Manager

Address:

Email:

[Stockholders’ Agreement of ABCO Garden State LLC]

Execution Version

SCHEDULE 1

Stockholders Schedule

As of the Effective Date

Stockholder	Percentage Interest
CMB INVESTCO 609 LLC (“Founding Stockholder”)	43.35%
GARDEN STATE GOLD 609 LLC (“Founding Stockholder”)	7.65%
Grown Rogue Unlimited, LLC (“Investor Stockholder”)	49.00%

Total	100.00%

Sch. 1 - 1

SCHEDULE 2

Directors Schedule

As of the Effective Date

Founding Directors:	Caitlin Blackwell
Ashley Bohan

Investor Director:	J. Obie Strickler

Sch. 2 - 1

EXHIBIT A

Form of Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Stockholders’ Agreement of ABCO Garden State LLC, a New Jersey limited liability company (the “Company”), dated as of _________ __, 20__ (as the same may be amended or amended and restated from time to time, the “Agreement”). Capitalized terms used but not defined in this Joinder Agreement shall have their respective meanings ascribed to them in the Agreement.

By executing and delivering this Joinder Agreement to the Agreement, the undersigned hereby agrees to be admitted as a Stockholder of the Company and to become a Party to, to be bound by, and to comply with the provisions of the Agreement in the same manner as if the undersigned were an original signatory to such agreement as a Stockholder. In connection therewith and without limiting the foregoing, effective as of the date hereof the undersigned hereby makes the representations and warranties contained in the Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the __ day of ____________, 20___.

Name:

Address:

Fax Number:	(____) ____- _______

Email:

For individual Stockholder:			For Stockholders other than individuals:

Signature			Print or type name of Stockholder

By:
Print or type name of Stockholder			Name:
Title:

Acknowledged and accepted:
ABCO Garden State LLC

By:
Name:
	Title:	Director

EXHIBIT B

Form of Spousal Consent

I, the undersigned, spouse of _________________________, acknowledge that I have read and understand the terms of that certain Stockholders’ Agreement of ABCO Garden State LLC, a New Jersey limited liability company (the “Company”), dated as of _________ __, 20__ (as the same may be amended, restated, modified or otherwise supplemented from time-to-time, the “Agreement”).

I am aware that by its provisions, my spouse has agreed to certain restrictions on the transfer or sale of Stock (as such terms are defined in the Agreement) owned by my spouse, and that upon the legal separation or dissolution of my marriage to my spouse, I must comply with certain provisions of the Agreement with regard to such Stock.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I have had the opportunity to retain independent professional guidance and/or legal counsel with respect to this Spousal Consent. I have either sought such guidance or counsel or have made a conscious decision, after reviewing the Agreement carefully, not to seek such guidance or counsel. I hereby represent and warrant that I fully understand (i) the terms of the Agreement (including, without limitation, the provisions of Section 4.10 therein), (ii) the rights and obligations of the Stockholders of the Company under the Agreement, and (iii) the significance of my execution of this Spousal Consent.

I hereby agree that my interest, if any, in any Stock of my Spouse are irrevocably bound by the Agreement and further agree that any community property interest I may have in any such Stock shall be similarly bound by the Agreement. I further agree that if I predecease my Spouse, any interest I may have in any Stock that passes by will or as a result of intestacy, shall pass subject to the terms of the Agreement.

Executed on ________________ ____, 20___.

Print Name:

Address:

Fax Number:

Email:

EXHIBIT B

Disclosure Schedule

[Attached]

EXHIBIT B

DISCLOSURE SCHEDULE TO

STOCK PURCHASE AGREEMENT

This Disclosure Schedule (“Disclosure Schedule”) is referred to in, and is part of, the Stock Purchase Agreement, dated as of ________ __, 20__ (the “Agreement”), by and between ABCO Garden State LLC, a New Jersey limited liability company (the “Company”), and Grown Rogue Unlimited, LLC, an Oregon limited liability company (the “Purchaser”). The Company and the Purchaser may be referred to herein individually as a “Party” and collectively, as the “Parties”. Unless the context otherwise requires, all capitalized terms used in this Disclosure Schedule shall have the respective meanings assigned to them in the Agreement.

The inclusion of any item in any section (“Section”) of this Disclosure Schedule shall not constitute evidence of the materiality of such item or evidence that such item is required to be disclosed in these Disclosure Schedule. Matters disclosed pursuant to any Section shall be deemed to supplement the information set forth as a representation and warranty in the particular section of the Agreement to which such Section relates, and such representation and warranty shall be deemed to be inclusive of all facts set forth in such Section. Items included in these Disclosure Schedule with respect to any section or subsection of the Agreement shall be deemed to be disclosed for any other section or subsection of the Agreement if the relevance of the disclosure to such other section or subsection would be readily apparent on its face to a reasonable person who has read the disclosure and such section or subsection of the Agreement to which it corresponds.

No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission by any party to the agreement to any other party or to any third person or indication that any such breach or violation exists or has actually occurred. This Disclosure Schedule and the information and disclosures contained in this Disclosure Schedule are intended only to qualify and limit the representations, warranties, and covenants of the Company contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

The contents of all documents referred to in this Disclosure Schedule are incorporated by reference in this Disclosure Schedule as though fully set forth in this Disclosure Schedule. The headings contained in this Disclosure Schedule are included for convenience only, and are not intended to limit the effect of the disclosures contained in this Disclosure Schedule or to expand the scope of the information required to be disclosed in this Disclosure Schedule and do not form a part of the disclosures in this Disclosure Schedule or a part of the Agreement.

Section 2.2(a)

Capitalization of the Company immediately prior to the Closing

Stockholder	Percentage Interest
CMB INVESTCO 609 LLC (“Initial Stockholder”)	85.00%
GARDEN STATE GOLD 609 LLC (“Initial Stockholder”)	15.00%

Total	100.00%

All Stock issued and outstanding is Voting Stock. There are no shares of Non-Voting Stock issued and outstanding.

Section 2.2(b)

Capitalization of the Company immediately following the Closing

Stockholder	Shares issued and outstanding
CMB INVESTCO 609 LLC (“Initial Stockholder”) of Class B Voting Stock	44,217
GARDEN STATE GOLD 609 LLC (“Initial Stockholder”) of Class B Voting Stock	6,783
Grown Rogue Unlimited, LLC (“Investor Stockholder”) of the Class A Voting Stock	49,000

Total	100,000

The stock that will be issued and outstanding immediately after the Closing, which shall only occur after CRC approval occurs will be a combination of Class A Voting Stock and Class B Voting Stock.

In connection with that certain Note and Warrant Purchase Agreement, dated as of October 3, 2023, the Company has issued to Iron Flag, LLC a Warrant (the “Warrant”) to purchase 1,474,000 shares of the Company’s Class B Voting Stock. The Stock issued upon exercise of the Warrant shall only dilute the Class B Stockholders and the Investor Stockholder shall receive warrants for Class A Common Stock which will allow the Investor Stockholder to receive seven (7) shares of the Company’s Class A Stock for every three (3) shares of Class B Stock issued by the Company to Iron Flag, LLC.

In addition to the fees paid to Moriconi Flowers LTD’s for services rendered to the Company as described in Section 2.10(b), Moriconi Flowers LTD also shall receive a beneficial interest (“Beneficial Interest”) in the Company as a third-party contractor. The Beneficial Interest constitutes six percent (6%) of the value attributed to the Stock of the Initial Stockholders (and their Affiliates) for all purposes including distributions and in connection with the sale of the Company or its assets, or any combination thereof, not to exceed six percent (6%) of the total amount paid to the Initial Stockholders (and their Affiliates). In other words, Moriconi Flowers LTD has a 1.8% Beneficial Interest in the Company because the 6% relates solely to the 30% held by the Initial Stockholders. For the avoidance of doubt, this Beneficial Interest DOES NOT AFFECT Investor Stockholder. For example, if the Initial Stockholders (and their Affiliates) are intended to receive distributions of $100,000 from the Company, then Moriconi Flowers LTD will receive $6,000, and the Initial Stockholders will receive $94,000.

2.2(c)

Stock Purchase Obligations

None.

Section 2.8(f)

Lists All Patents

None.

Section 2.10(a)

Agreements

Lease, dated June 1, 2023, by and between the Company and FIVF-III-NJ1, LLC.

Moriconi Agreement

Section 2.10(b)

Payment Obligations

The Company owes $100,000 to Caitlin Blackwell for expenses previously incurred in connection with the Company.

BLA has deferred all of its invoices for the Company, which are anticipated to be approximately $75,000. This amount will need to be adjusted through the Closing Date based upon final invoice.

Moriconi Flowers LTD is owed $25,000 for the Class 1 adult-use cultivation application. The balance is accrued starting September 15, 2023.

Moriconi Flowers LTD is owed $25,000 for the Class 2 adult-use manufacturing application. The balance is accrued starting October 15, 2023.

Moriconi Flowers LTD such time as the Class 5 adult-use retail application is available for submission, Moriconi shall be owed $25,000. The anticipated date for this payment is November 15, 2023.

See Section 2.2(b) of this Disclosure Schedule.

Section 2.10(d)

Mergers and Consolidations

The Company has not engaged in the past three (3) months in any discussion with any representative of any Person regarding (i) a sale or exclusive license of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another Person.

Section 2.16(c)(i)

Employment of each employee of the Company

David Goldstein, Caitlin Blackwell, and Ashley Bohan (collectively the “Employees”) with duties, compensation, etc. to be mutually agreed upon between the Parties and the Employees under an employment agreement. The Employees agree that the employment contemplated will be bona fide employment with active day-to-day roles requiring a significant commitment of time, and further agree that such employment will be consistent with Buyer’s operations in other states. Employees further acknowledge that they have been provided prospective job descriptions and indicative salary ranges by Investor. Each employment agreement provides for a five-year term; however, the Employee is only guaranteed employment for six months (but terminable for cause), and thereafter each Employee will be terminable at will by the Company.

Section 2.16(c)(ii)

Severance Compensation

The employment agreements for the Employees will provide that, in the event of a change in control of the Company prior to the 2nd anniversary of such Employee’s employment, if the acquirer chooses not to retain an Employee, a one-time bonus of six months’ salary will be payable to such Employee.

Section 2.16

Benefit Plan Maintained which subject to ERISA

No employee, including David Goldstein, Caitlin Blackwell, and Ashley Bohan, has a benefit plan subject to ERISA regulations.

B-4